Exhibit 10.55

____________________

STOCK PURCHASE AGREEMENT

____________________

among

WebMediaBrands Inc.,

Certain Stockholders of Inside Network, Inc.

and

Justin L. Smith

(as “Stockholder Representative”)

Dated as of

May 11, 2011

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		32
5.1	Due Organization	32
5.2	Due Authorization	32
5.3	No Conflict; Third Party Consents	32
5.4	Capitalization	33
5.5	SEC Filings; Financial Statements	33
5.6	Proceedings; Orders	34
5.7	Licenses And Permits; Compliance With Laws	34
5.8	Valid Issuances	34
5.9	Brokers	34
5.10	Purchase for Own Account	34

ARTICLE VI ADDITIONAL AGREEMENTS		35
6.1	Access to Information	35
6.2	Confidentiality	35
6.3	Further Action	36
6.4	Production of Witnesses and Individuals; Privilege Matters	36
6.5	Public Disclosure	37
6.6	Release	37

ARTICLE VII TAXES		38
7.1	Tax Periods Ending on or Before the Effective Date	38
7.2	Proration of Personal Property Taxes	38
7.3	Payment of Taxes	38
7.4	Cooperation on Tax Matters	38
7.5	Transfer Taxes	38
7.6	Retention of Tax Records	39
7.7	Stockholder Review	39

ARTICLE VIII CONDITIONS TO CLOSING		39
8.1	Conditions to Each Party’s Obligations	39
8.2	Additional Conditions to the Obligations of the Stockholder	40
8.3	Additional Conditions to Obligations of Purchaser	40

ii

ARTICLE IX INDEMNIFICATION		41
9.1	Survival of Representations and Warranties	41
9.2	Indemnification by Stockholders	41
9.3	Indemnification by Purchaser	42
9.4	Limits on Indemnification	42
9.5	Notice of Loss	44
9.6	Third Party Claims	45
9.7	Exclusive Remedy	46
9.8	Characterization of Indemnification Payments	46

ARTICLE X REGISTRATION RIGHTS		46
10.1	Form S-3 Registration	46
10.2	Obligations of the Purchaser	47
10.3	Furnish Information	47
10.4	Indemnification	47
10.5	Termination of Purchaser’s Obligations	49

ARTICLE XI STOCKHOLDER REPRESENTATIVE		50
11.1	Stockholder Representative	50

ARTICLE XII GENERAL PROVISIONS		51
12.1	Notices	51
12.2	Severability	52
12.3	Entire Agreement	52
12.4	Assignment	53
12.5	Amendment	53
12.6	Waiver	53
12.7	No Third Party Beneficiaries	53
12.8	Currency	53
12.9	Governing Law	53
12.10	Waiver of Jury Trial	53
12.11	Counterparts	53
12.12	Further Assurances	54
12.13	Fees and Expenses	54
12.14	Attorney Fees	54
12.15	Specific Performance	54

EXHIBITS
EXHIBIT A	Disclosure Schedule
EXHIBIT B	Escrow Agreement
EXHIBIT C	Form of Restricted Stock Purchase Agreement

SCHEDULES
SCHEDULE 2.5	Stockholders

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of May 11, 2011 (the “Effective Date”), by and among WebMediaBrands Inc., a Delaware corporation (the “Purchaser”), and the stockholders of Inside Network, Inc., a California corporation (f/k/a Prophetic Media, LLC, a California limited liability company, the “Company”), set forth on the signature pages hereto (individually, a “Stockholder,” and collectively, the “Stockholders”), and Justin L. Smith (the “Stockholder Representative”). The Purchaser, the Stockholders and the Stockholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Stockholders and the Restricted Stockholders (as defined herein) own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, upon the terms and conditions set forth herein and in the Restricted Stock Purchase Agreements (as defined below), the Stockholders and the Restricted Stockholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Stockholders and the Restricted Stockholders, all of the Shares in exchange for the consideration set forth herein.

NOW, THEREFORE, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

1.1   Certain Defined Terms. For purposes of this Agreement:

“Advertiser” means a Person who is a party to any Advertising Agreement.

“Advertising Agreements” means advertising contracts and insertion orders whereby advertisers or their agents purchase the right to place advertising on (or the right to receive leads generated from) one or more of the Websites, or purchase advertising in connection with any Tradeshow.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Escrow Agreement, the Restricted Stock Purchase Agreements and the Stockholder Closing Certificate.

“Assets” of any Person means all of such Person’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Contracts and Intellectual Property.

“Basket” shall have the meaning set forth in Section 9.4(b)(ii) of this Agreement.

“Breach” of a representation, warranty, covenant, obligation or other provision means there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Business” means specifically the business and operations of the Company including, without limitation, the Websites, Tradeshows, Research Services and Company Products, as conducted and planned prior to, and as of the Closing.

“Business Day” means any day that is not a Saturday, a Sunday or a scheduled holiday of the Federal Reserve Bank of New York.

“Business Records” means the Company’s accounting, business, customer, advertiser, financial, legal and Tax records.

“Cash” means cash and cash equivalents (including marketable securities and short term investments).

“Cash Consideration” shall have the meaning set forth in Section 2.4 of this Agreement.

“Cash Escrow Amount” shall have the meaning set forth in Section 2.5(a) of this Agreement.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

“Client Agreement” means any Contract or license (written or oral) between a Person and the Company pursuant to which such Person obtains Company Products from the Company.

“Clients” means a Person who is a party to any Client Agreement.

“Closing” shall have the meaning set forth in Section 2.1 of this Agreement.

“Closing Cash” shall mean the amount of cash held by the Company as of the Closing, minus the amount of $402,811.31 to be retained by the Company for post-Closing working capital; such Closing Cash shall be included in the Purchase Price and transferred to the Stockholders at Closing.

“Closing Withholdings” shall mean amounts of Taxes required to be paid or withheld by the Company for income or employment Taxes with respect to the vesting of the Restricted Stockholders’ capital stock of the Company prior to the Closing, as well as any amounts of income or employment Taxes required to be withheld by the Company or the Purchaser with respect to the transactions contemplated under this Agreement and the Restricted Stock Purchase Agreements.

 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company” shall have the meaning set forth in the Preamble to this Agreement.

“Company Common Stock” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Company Contractor/Freelancer” means each Person who, as a freelance writer, editor or publisher or independent contractor or consultant, is providing, or has provided, at any time prior to the Closing, services to the Company, a complete list of such Persons being set forth in Section 1.1 of the Disclosure Schedule.

“Company Contracts” means all Contracts of the Company or any Affiliate of the Company including, without limitation, all Advertising Agreements, Client Agreements, Subscription Agreements, Media Buying Agreements, customer agreements, partner agreements, insertion orders, license agreements, hosting agreements and Contracts entered into by the Company in connection with its Business.

“Company Employee” means any current employee of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or in the last six years has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Company Employee or former Company Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation with respect to the Company, except such definition shall not include any Employee Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 3.4(a) of this Agreement.

“Company Governmental Authorizations” shall have the meaning set forth in Section 3.14(a).

“Company IP” shall mean all Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise) by the Company, including all Intellectual Property Rights in or pertaining to the Company Products and all Company Website Content owned by the Company.

“Company IP Contract” shall mean any Company Contract to which the Company is a party or by which the Company is bound, which contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that relates to any Company IP.

“Company Privacy Policy” means each privacy policy of the Company in effect at any time, including any policy relating to (i) the privacy of users of the Company Products or of any of the Websites or (ii) the collection, storage, disclosure and transfer of any User Data or Personal Data.

“Company Product” shall mean any product or service that is (i) marketed, distributed, licensed or sold by or on behalf of the Company or (ii) currently under development by or on behalf of the Company and intended by the Company to be marketed, distributed, licensed or sold by or on behalf of the Company in connection with its business as presently conducted or presently intended to be conducted in the future, including without limitation all of the Company’s Websites, Tradeshows and Research Services.

“Company Rights” shall have the meaning set forth in Section 3.2(c) of this Agreement.

“Company Software” shall have the meaning set forth in Section 3.10(l) of this Agreement.

“Company Tangible Property” means all of the Company’s furniture, fixtures, improvements, equipment, computers, computer hardware (including computer servers), computer software, office equipment and apparatuses, tools, machinery and other tangible property of every kind (wherever located, whether or not carried on the Business Records and whether or not leased), other than office supplies and tangible property which individually or in the aggregate have de minimis value, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Company Trademarks” shall have the meaning set forth in Section 3.10(h)(ii) of this Agreement.

“Company Website Content” means all content on the Websites (whether placed thereon by the Company, users or other third parties).

“Confidential Information” shall have the meaning set forth in Section 6.2(a) of this Agreement.

“Contract” means any legally binding agreement, written commitment, arrangement, lease, license, understanding or contract.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Copyrights” means all works of authorship, including without limitation all content, data, text, graphics, writings, images, photographs, designs and all copyrights (whether registered or unregistered) therein.

“Current Liabilities” means the Company’s current liabilities, as determined pursuant to cash accounting practices historically used by the Company, as applied on a consistent basis; provided that, with respect to Section 3.5(f) hereof, such current liabilities will be determined pursuant to GAAP.

“Databases” means all proprietary databases and other data sets and compilations, whether written, electronic or in another form, and all documentation relating to the foregoing, including manuals, memoranda and records.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Exhibit A, dated as of the date hereof.

“Domain Name” means the URLs, Domain Names and registrations or applications for registration thereof as listed on Section 1.1 of the Disclosure Schedule and all Intellectual Property used in connection therewith.

“Effective Date” shall have the meaning set forth in the Preamble to this Agreement.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any ERISA Affiliate and any Company Employee.

“Employment and Non-Competition Agreement” shall mean that certain Employment Agreement dated and effective as of the Effective Date between Justin L. Smith and the Purchaser.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, lease, license, option, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature or similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Escrow Account” shall mean the account maintained by the Escrow Agent on behalf of the Parties pursuant to the Escrow Agreement.

“Escrow Agent” shall mean JPMorgan Chase Bank, National Association.

“Escrow Agreement” shall mean that certain Escrow Agreement dated as of the Effective Date among the Purchaser, the Stockholder Representative and the Escrow Agent in substantially the form attached hereto Exhibit B.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form S-3” means such form under the Act as is in effect on the date hereof or any successor registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Purchaser with the SEC.

“GAAP” means United States generally accepted accounting principles in effect in the United States at the time of application thereof, applied on a consistent basis.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body with applicable jurisdiction.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” includes: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA, any other so called “superfund” or “superlien” law, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the respective regulations promulgated thereunder) or (d) any other substance or material (regardless of physical form) or form of energy that, due to its hazardous characteristics, is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health or the environment.

“Holders” shall mean holders of Registrable Securities.

“Indemnification Claim Dispute” shall have the meaning set forth in Section 9.5(c) of this Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 9.5(a) of this Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Stockholder Indemnified Party, as the case may be.

“Indemnifying Party” means the Stockholders pursuant to Section 9.2 and the Purchaser pursuant to Section 9.3, as the case may be.

“Intellectual Property” shall mean all of the following to the extent owned, used or licensed by the Company: (i) Marks; (ii) Patents; (iii) Trade Secrets (iv) Copyrights; (v) domain names and URLs; (vi) confidential information, customer data and database rights; (vii) books and records describing or used in connection with any of the foregoing; (viii) all rights under agreements relating to any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

“Internet Properties” means all rights to the Company’s URLs, Domain Names and Websites.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or similar terms used in this Agreement means any fact, matter or circumstance of which Justin L. Smith or Eric Eldon have actual knowledge after due inquiry.

“Knowledge of the Purchaser” or similar terms used in this Agreement means any fact, matter or circumstance of which Alan Meckler, Don O’Neill or Mitch Eisenberg had actual knowledge after due inquiry.

“Leased Real Property” means the real property leased by the Company as tenant together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or Governmental Order and those arising under any Contract, arrangement, commitment or undertaking, and including all costs and expenses relating thereto, including all reasonable fees, disbursements, expenses of legal counsel, experts and consultants.

“Loss” shall have the meaning set forth in Section 9.2 of this Agreement.

“Material Adverse Effect” means any circumstance, change, event, development or effect that is, individually or in the aggregate, material and adverse to (a) the Company’s financial condition, assets, liabilities, or business operations, taken as a whole or (b) the ability of the Stockholders to consummate the Transactions; provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (x) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, or (y) changes after the date hereof in the industry in which the Company operates (but only if with respect to the foregoing effects in (x) or (y), the Company is not disproportionately affected thereby relative to other Persons in the industry in which the Company is engaged).

“Media Buying Agreements” means advertising contracts and insertion orders whereby the Company purchases the right to place advertising on (or the right to receive leads generated from) one or more third-party websites, publications or other medium.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course of Business” means, with respect to the operation by the Company of its business, the operation thereof in the ordinary course of business consistent with prior practices with respect to the operation thereof.

“Organizational Documents” means with respect to a particular Person, the limited liability company agreement, limited partnership agreement, partnership agreement, certificate of formation, certificate or articles of incorporation, bylaws or any other similar organizational document of such Person.

“Patents” means all patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and all patent applications and registrations.

“Party” and “Parties” shall have the meanings set forth in the Preamble to this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are (i) not yet due and payable or (ii) being contested by appropriate proceedings in good faith, in the case of clause (ii), for which an appropriate reserve has been established on the Company Financial Statements in accordance with GAAP, (b) statutory Encumbrances of landlords, lessors, carriers, warehousemen, mechanics and materialmen and other similar statutory Encumbrances imposed by Legal Requirements, in each case that are arising in the Ordinary Course of Business, that are not material individually or in the aggregate to the Company and, secure obligations not more than 60 days past due, (c) Encumbrances created by this Agreement or any of the Ancillary Agreements, or in connection with the Transactions, or by the actions of the Purchaser and (d) Encumbrances set forth in Section 1.1 of the Disclosure Schedule.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Prior Indebtedness” means any indebtedness of the Company including with respect to (a) borrowed money, (b) notes payable, (c) capital leases, and (d) installment sale Contracts or other Contracts, relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment, change of control or similar penalties and expenses, as of the Effective Date; provided, that Prior Indebtedness shall not include trade payables incurred in the Ordinary Course of Business.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Prospectus” shall mean the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Act), as amended or supplemented by any free-writing prospectus or prospectus supplement (including, without limitation, any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement), and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Price” shall have the meaning set forth in Section 2.3(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Common Stock” shall have the meaning set forth in Section 5.4(a) of this Agreement.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 9.2 of this Agreement.

“Purchaser SEC Documents” means (a) the Purchaser’s Annual Reports on Form 10-K for the 2009 and 2010 fiscal years, (b) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in fiscal year 2009 and 2010, (c) all proxy statements relating to the Purchaser’s meetings of stockholders (whether annual or special) held since the beginning of the 2009 fiscal year, (d) its Current Reports on Form 8-K filed since the beginning of fiscal year 2009, and (e) all other forms, reports, registration statements, financial statements and other documents filed or submitted by the Purchaser with or to the SEC since the beginning of fiscal year 2009.

“Purchaser Stock Plans” shall have the meaning set forth in Section 5.4(a) of this Agreement.

The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

“Registered IP” shall mean (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all registered Patents, registered Copyrights and registered Trademarks, (b) all Internet Properties and (c) all applications for any of the foregoing.

“Registered Company IP” shall mean all Company IP that is Registered IP.

“Registrable Securities” means: (a) all of the WEBM Shares issued to the Stockholders hereunder, and (b) any shares of Common Stock of the Purchaser issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the WEBM Shares issued to the Stockholders hereunder; provided, however, that the term “Registrable Securities” shall exclude in all events (and such securities shall not constitute “Registrable Securities”) (i) any Registrable Securities sold or transferred by a person in a transaction in which the registration rights granted under this Agreement are not assigned in accordance with the provisions of this Agreement, (ii) any Registrable Securities sold in a public offering pursuant to a registration statement filed with the SEC or sold pursuant to Rule 144 promulgated under the Act (“Rule 144”) or (iii) as to any Stockholder, the Registrable Securities held by such Stockholder if all of such Registrable Securities can be publicly sold immediately pursuant to Rule 144.

“Registration Statement” shall have the meaning set forth in Section 10.1(a) of this Agreement.

“Related Party” shall mean each of the following: (a) each Stockholder and each individual who is a director of the Company or any of its Affiliates; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; (c) any Entity in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling voting interest; and (d) each Company Employee.

 “Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for the Transactions), as applicable.

“Research Service” means all of the research business and research subscription services of the Company, including without limitation, the Inside Facebook Gold, The Facebook Marketing Bible, Inside Virtual Goods and App Data products and services.

“Restricted Stockholders” shall mean each of the individuals holding restricted stock of the Company, as set forth on Schedule 2.5 hereto.

“Restricted Stock Purchase Agreement” shall have the meaning set forth in Section 2.1 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Recitals to this Agreement.

“Software” means all computer software and firmware, including data files, source code, object code and software-related specifications and documentation.

“Specified Representations” shall have the meaning set forth in Section 9.1 of this Agreement.

“Straddle Tax Periods” shall have the meaning set forth in Section 7.2 of this Agreement.

“Stock Consideration” shall have the meaning set forth in Section 2.4 of this Agreement.

“Stock Escrow Amount” shall have the meaning set forth in Section 2.5(b) of this Agreement.

“Stockholder” shall have the meaning set forth in the Preamble to this Agreement.

“Stockholder Indemnified Party” shall have the meaning set forth in Section 9.3 of this Agreement.

“Stockholder Representative” shall have the meaning set forth in the Preamble to this Agreement.

“Subscription Agreement” means any Contract or license between the Company and another Person pursuant to which such Person uses the products and services provided as part of the Business.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Support Agreement” means that certain Support Agreement dated and effective as of the Effective Date between Alan Meckler and Justin L. Smith.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), and any penalties and interest with respect thereto.

“Tax Period” means any period prescribed by any taxing or Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” shall have the meaning set forth in Section 9.6 of this Agreement.

“Trademarks” means all registered and common law trademarks, trade names, service marks, certification marks, service names, tradenames, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Trade Secrets” means all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings, inventions, and discoveries, whether or not patentable, of a particular Person.

“Tradeshow” means any event, conference, exhibition or tradeshow owned or operated by the Company, including without limitation Inside Social Apps and “FMB 2009”.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Expenses” means the sum of all fees, costs and expenses (including legal fees and accounting fees and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) that are incurred by the Company for the benefit of the Company or a Stockholder in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Unaudited Interim Balance Sheet” shall have the meaning set forth in Section 3.4 of this Agreement.

“Unaudited Interim Balance Sheet Date” means April 30, 2011.

“URL” means a uniform resource locator.

“User Data” means any Personal Data or other data or information collected by or on behalf of the Company from users of the Company Products or of any Website.

“WARN Act” shall have the meaning set forth in the Section 3.16(h) of this Agreement.

“WEBM Shares” shall mean the shares of Purchaser Common Stock that constitute the Stock Consideration.

“Websites” shall mean any website owned or controlled by the Company, including without limitation the following:
Insidenetwork.com
Insidefacebook.com
Insidemobileapps.com
Insidesocialgames.com
Insidevirtualgoods.com
Appdata.com
Insidesocialapps.com

1.2   Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) when a reference is made in this Agreement to the Company having delivered a document to the Purchaser, such reference shall include the Company having included such document on the virtual data site created for purposes of the Transactions; and

(g) references to a Person are also to its successors and permitted assigns.

ARTICLE II
CLOSING; CONSIDERATION

2.1   Closing.

(a) Subject to the terms and conditions of this Agreement, the Stockholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Stockholders, all right, title and interest in and to the Shares, free and clear of all Encumbrances at a closing (the “Closing”) to be held at the offices of Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina at 12:00 p.m. Eastern Time on the date hereof.

(b) Subject to the terms and conditions of a Restricted Stock Purchase Agreement, in substantially the form of Exhibit C hereto (the “Restricted Stock Purchase Agreement”), each Restricted Stockholder shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from each Restricted Stockholder, all right, title and interest in and to the Shares owned by such Restricted Stockholders, free and clear of all Encumbrances at a Closing to be held at the offices of Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina at 12:00 p.m. Eastern Time on the date hereof.

2.2   Stockholder and Company Closing Deliveries. At the Closing, the Stockholders shall deliver, or cause to be delivered, to the Purchaser the following:

(a) certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

(b) executed Restricted Stock Purchase Agreements from each of the Restricted Stockholders, together with certificates representing the Shares owned by such Restricted Stockholders, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment requested by and reasonably satisfactory in form and substance to the Purchaser;

(c) the organizational record books, minute books and corporate seal of the Company;

(d) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(c)(3);

(e) an executed copy of Internal Revenue Service Form W-9 with respect to each Stockholder;

(f) written resignations of the directors and officers of the Company, effective as of the Effective Date;

(g) a certificate, dated as of the Effective Date, signed by the Secretary of the Company and the Stockholder Representative (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Effective Date, (iii) attaching a detailed summary (in form satisfactory to Purchaser) detailing the Closing Withholdings to be made by Purchaser out of the payment of the Cash Consideration to each Restricted Stockholder (under each Restricted Stock Purchase Agreement) and authorizing and directing Purchaser to make such Closing Withholdings, and (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company;

(h) evidence, in form and substance reasonably satisfactory to the Purchaser, that each consent, approval, order or authorization of, or registration, declaration or filing with any Person required in connection with the execution, delivery or performance hereof has been obtained or made and is in full force and effect;

(i) a copy of the Employment and Non-Competition Agreement, duly executed by the Justin L. Smith;

(j) a copy of the Escrow Agreement, duly executed by the Stockholder Representative and the Escrow Agent;

(k) evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the Assets of the Company have been released, or will be released upon repayment of the Prior Indebtedness pursuant hereto; and

(l) all other documents required to be entered into by the Company and the Stockholders at or prior to the Closing pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the Transactions.

2.3   Purchaser Closing Deliveries. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Stockholders and (as appropriate) the Restricted Stockholders, the following:

(a) the portion of the Purchase Price to be paid at the Closing pursuant to Section 2.5, paid and delivered in accordance with such Section 2.5;

(b) a copy of the Employment and Non-Competition Agreement, duly executed by the Purchaser;

(c) a copy of the Support Agreement, duly executed by Alan Meckler;

(d) a copy of the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent; and

(e) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

2.4   Purchase Price. The Purchaser shall pay and issue the following aggregate consideration to the Stockholders (pursuant to this Agreement) and the Restricted Stockholders (pursuant to the Restricted Stock Purchase Agreements) for the Shares: (a) an aggregate cash amount equal to the sum of (i) Seven Million Five Hundred Thousand Dollars ($7,500,000), minus (ii) the Prior Indebtedness, plus (iii) the Closing Cash, (collectively, the “Cash Consideration”), and (b) an aggregate of 4,183,130 shares of Purchaser Common Stock (the “Stock Consideration”, and together with the Cash Consideration, the “Purchase Price”). The Purchase Price shall be subject to adjustment pursuant to Article IX below.

2.5   Payment of Purchase Price.

(a) At the Closing, the Purchaser shall pay the Cash Consideration as follows: (i) Six Hundred Thousand Dollars (US $600,000) (the “Cash Escrow Amount”) representing Cash Consideration for Justin L. Smith, shall be deposited into the Escrow Account subject to the Escrow Agreement; and (ii) the remaining Cash Consideration minus the Cash Escrow Amount and minus the aggregate amount of the Closing Withholdings (which each Stockholder hereby acknowledges and agrees shall be withheld by Purchaser) shall be paid by wire transfer to the trust account of Jones Day, counsel to the Stockholders and Restricted Stockholders, for the benefit of the Stockholders (pursuant to this Agreement) and the Restricted Stockholders (pursuant to the Restricted Stock Purchase Agreements) and in the portions and to the accounts listed on Schedule 2.5 opposite each such Stockholder’s and Restricted Stockholder’s name.

(b) At the Closing, the Purchaser shall pay the Stock Consideration as follows: (i) an aggregate of 1,115,500 shares of Purchaser Common Stock (the “Stock Escrow Amount”) representing Stock Consideration for Justin L. Smith, shall be deposited into the Escrow Account subject to the Escrow Agreement; and (ii) an aggregate of 3,067,630 shares of Purchaser Common Stock shall be issued to the Stockholders (pursuant to this Agreement) and the Restricted Stockholders (pursuant to the Restricted Stock Purchase Agreements; such shares of Purchaser Common Stock to be held in escrow by the Company in accordance with the terms of the Restricted Stock Purchase Agreements) in the proportions listed on Schedule 2.5 opposite each such Stockholder’s or Restricted Stockholder’s name.  The Purchaser Common Stock issued and sold to the Restricted Stockholders shall constitute restricted stock of the Purchaser and shall be subject to vesting and certain restrictions as provided for in the Restricted Stock Purchase Agreements.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY

Except as specifically set forth in the Disclosure Schedule, Justin L. Smith hereby represents and warrants to the Purchaser that the statements contained in this Article III are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article III are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

3.1   Due Organization; Power; No Subsidiaries; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate or lease its Assets and to carry on its business as now being conducted and as proposed to be conducted as of the Effective Date. The Company is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct the Company’s business as presently conducted by it, except where the failure to be so qualified does not constitute a Material Adverse Effect. Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company’s business or affairs. The Company has made available to the Purchaser complete and accurate copies of the Articles of Incorporation, Bylaws and other Organizational Documents of the Company as in effect as of the date hereof. The Company does not have any direct or indirect Subsidiaries.

3.2   Capitalization.

(a) The authorized capital stock of the Company as of immediately prior to the Closing consists of 1,200,000 shares of Common Stock, $0.00001 par value per share (the “Company Common Stock”). The rights and privileges of the Company Common Stock are as set forth in the Company’s Articles of Incorporation. As of the Effective Date, (i) 1,077,500 shares of Company Common Stock were issued and outstanding, none of which had any accrued or unpaid dividends, (ii) the issued and outstanding shares of Company Common Stock is held, as of immediately prior to the Closing, by the individuals and entities listed on Section 3.2(a) of the Disclosure Schedule, and (iii) no shares of Company Common Stock were held in the treasury of the Company.

(b) Except as described on Section 3.2(b) of the Disclosure Schedule, there are no issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, right of first refusal in favor of the Company or any other similar restriction.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement (collectively, “Company Rights”). The Company does not have any outstanding stock appreciation rights, phantom stock, performance based stock or equity rights or similar stock or equity rights or obligations. Neither the Company, the Stockholders nor any of their Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(d) All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with U.S. federal and other applicable securities laws, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Corporations Code of the State of California, as amended, the Company’s Articles of Incorporation or Bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock or equity interests of the Company, or (ii) make any investment (in the form of a loan or capital contribution) in any other Entity, other than as set forth in Section 3.2(e) of the Disclosure Schedule.

3.3   No Conflict; Third Party Consents. Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the Transactions will not, (a) violate or conflict with the provisions of the Company’s Articles of Incorporation, Bylaws and other Organizational Documents, (b) result in the imposition of any Encumbrance (other than the rights of the Purchaser hereunder) upon any of the Company’s Assets, cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which the Company is a party or by which the Company or its Assets are bound or (c) result in a material breach or violation by the Company of any of the terms, conditions or provisions of any Legal Requirement, Governmental Authorization or Governmental Order. Except as set forth in Section 3.3 of the Disclosure Schedule, the Company is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements or with the consummation of the Transactions.

3.4   Financial Statements.

(a) Section 3.4(a) of the Disclosure Schedule includes true, correct and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”).

(i) The unaudited consolidated balance sheet of the Company as of December 31, 2010, and the related unaudited consolidated statements of income and stockholders’ equity for the period then ended; and

(ii) The unaudited consolidated balance sheet of the Company as of the Unaudited Interim Balance Sheet Date (the “Unaudited Interim Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flow for the four months then ended.

(b) Each Company Financial Statement: (i) is complete in all respects and has been prepared in conformity with (A) the books and records of the Company, and (B) cash accounting practices applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statements); and (ii) fairly presents, in all material respects, the consolidated financial position of the Company as of such dates and the consolidated results of operations and changes in stockholders’ equity of the Company for the periods then ended, except that the Company Financial Statements relating to non-year end periods are subject to normal year-end adjustments, none of which would individually or in the aggregate be material. No financial statement of any Person (other than the Company) is required by cash accounting practices to be included in the Company Financial Statements.

(c) The books and records of the Company (i) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with cash accounting practices, and (ii) are complete and correct in all material respects.

(d) The amount of cash held by the Company as of Closing is $859,910.38.

3.5   Absence of Changes. From the Unaudited Interim Balance Sheet Date through the date hereof, (i) the Company has, in all material respects, conducted its business only in the Ordinary Course of Business; (ii) there has not occurred any change, event or condition that is a Material Adverse Effect or would reasonably be expected to result in a Material Adverse Effect and (iii) the Company has not taken any of the following actions:

(a) (i) declared, accrued, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests, (ii) authorized for issuance or issued and delivered any additional shares of its capital stock or Company Rights, (iii) split, combined or reclassified any of its capital stock or other equity or voting interests, or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests, (iv) purchased, redeemed or otherwise acquired any shares of capital stock or any other securities of the Company or any Company Rights, (v) taken any action that would result in any change of any term (including any conversion price thereof) of any debt security of the Company, or (vi) hired or agreed to hire any person as an employee, Company Contractor/Freelancer, independent contractor, agent or consultant;

(b) amended or permitted the adoption of any amendment to the Articles of Incorporation or Bylaws of the Company, or effected, become a party to or authorized any acquisition transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(c) incurred any indebtedness for borrowed money except in the Ordinary Course of Business;

(d) adopted a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(e) formed any Subsidiary or acquired any equity interest or other interest in any other Person;

(f) incurred or assumed any Liability, except for Current Liabilities incurred in the Ordinary Course of Business that individually do not exceed $2,500 and in the aggregate do not exceed $2,500;

(g) sold, leased or otherwise disposed of any material Assets other than in the Ordinary Course of Business;

(h) granted any Person any license, right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Company IP other than in the Ordinary Course of Business;

(i) granted or announced any increase in the salaries, bonuses or other benefits payable to any Company Employee;

(j) terminated any Company employee, other than for cause;

(k) settled or compromised any pending or threatened Proceeding;

(l) made any capital expenditure outside the Ordinary Course of Business or made any single capital expenditure in excess of $2,500; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company since the Unaudited Interim Balance Sheet Date does not exceed $2,500 in the aggregate;

(m) acquired, leased or licensed any right or other asset from any other Person or sold or otherwise disposed of, or leased, licensed or encumbered, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the Ordinary Course of Business and not having a value, or not requiring payments to be made or received, in excess of $2,500 individually, or $2,500 in the aggregate), or waived or relinquished any claim or right;

(n) granted, created, incurred or suffered to exist any Encumbrance on the assets of the Company that did not exist as of the Unaudited Interim Balance Sheet Date or written down the value of any Asset or investment on the books or records of the Company, except for depreciation and amortization in the Ordinary Course of Business and consistent with past practice;

(o) made any loans, advances or capital contributions to, or investments in, any other Person;

(p) changed its fiscal year, revalued any of its material assets or made any changes in financial or tax accounting methods, principles or practices;

(q) made any changes to the registration of any owned URLs or the hosting of any owned URLs;

(r) made any material changes to the content or look or feel of any Websites or Research Services;

(s) made any material changes to the technology infrastructure or content management system;

(t) taken or omitted to take any action that could, or is reasonably likely to, breach any provisions of this Agreement or cause the Company to be unable to operate its business immediately after the Effective Date in the same manner as operated immediately before the Effective Date after giving effect to the consummation of the transactions contemplated hereby; or

(u) agreed to take any of the actions specified in Sections 3.5(a)-(t).

3.6   No Undisclosed Liabilities. The Company has no Liabilities of any nature with respect to its business (whether accrued, matured or unmatured, fixed or contingent or otherwise) of the type required to be reflected in the liabilities of a balance sheet prepared in accordance with GAAP, other than (i) those set forth or accrued for in the Unaudited Interim Balance Sheet, (ii) those incurred in the Ordinary Course of Business since the Unaudited Interim Balance Sheet Date that individually do not exceed $2,500 and in the aggregate do not exceed $2,500, (iii) those incurred in connection with the execution of this Agreement or (iv) those set forth in Section 3.6 of the Disclosure Schedule.

3.7   Receivables; Major Customers.

(a) Section 3.7(a) of the Disclosure Schedule provides an accurate and complete list of all accounts receivable and other receivables of the Company as of the Unaudited Interim Balance Sheet Date, together with a range of days elapsed since invoice.

(b) All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Unaudited Interim Balance Sheet Date and have not yet been collected): (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business; and (ii) are, to the Knowledge of the Company, collectible (without any counterclaim or setoff).

(c) Section 3.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Company that accounted for (i) more than $50,000 of the gross revenues of the Company in 2010, or (ii) more than $10,000 of the Company’s gross revenues from January 1, 2011 through the Unaudited Interim Balance Sheet Date. The Company has not received any written notice indicating that any customer required to be identified in Section 3.7(c) of the Disclosure Schedule may cease dealing with the Company or may otherwise materially reduce the volume of business transacted by such Person with the Company below historical levels except in the Ordinary Course of Business.

3.8   Tangible Assets. Section 3.8 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material item of Company Tangible Property. All such Company Tangible Property as it is operated on the date hereof: (i) is structurally sound, free of defects and deficiencies and in good condition and repair in all material respects (ordinary wear and tear excepted); (ii) complies in all material respects with, and is being operated and otherwise used in material compliance with, all applicable Legal Requirements; and (iii) is adequate for the uses to which it is being put.  The Company has no Company Tangible Property except as set forth on Section 3.8 of the Disclosure Schedule.  All of the owned Company Tangible Property is owned by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.9   Real Property. The Company does not own any real property. Section 3.9 of the Disclosure Schedule sets forth a true, correct and complete list and contains a description (including street address and use) of all of the Leased Real Property. Except as set forth on Section 3.9 of the Disclosure Schedule, the Company has no material maintenance or capital improvement obligations on the Leased Real Property. The agreements pertaining to Leased Real Property are in full force and effect and valid and enforceable in accordance with their terms. The Leased Real Property is not subject to or subordinate to any Encumbrance, other than Permitted Encumbrances and Encumbrances which encumber the respective landlords’ interest in the Leased Real Property. The Company enjoys peaceful and undisturbed possession of such premises. The Leased Real Property is in a condition suitable for return to the lessor under the terms of the applicable agreement without payment of any penalty or forfeiture of a security deposit or any portion thereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice of lapse of time or both would become a default) under the respective leases of the Leased Real Property.

3.10   Intellectual Property; Software; Privacy.

(a) Section 3.10(a) of the Disclosure Schedule contains a complete and correct list of all Trademarks, Copyrights, URLs, Domain Names and Patents included in the Intellectual Property which the Company has ownership rights in or has a valid right to use, license or sublicense in connection with or which relates to the Business, and identifies all registration and application numbers, the owner of record and jurisdiction pertaining thereto. The Intellectual Property identified on Section 3.10(a) of the Disclosure Schedule is owned by, or properly licensed by the Company (Section 3.10(a) of the Disclosure Schedule identifying which is owned or licensed) and is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees which have fallen due on or prior to the date of this Agreement have been paid; and the grants, registrations and applications for such owned Intellectual Property have not lapsed, expired or been abandoned and no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

(b) Section 3.10(b) of the Disclosure Schedule sets forth a complete list of all: (i) licenses, sublicenses and other agreements in which the Company or any sublicensee of the Company has granted to any person or has been granted by any person the right to use the Intellectual Property and (ii) all other consents, co-existence agreements, indemnifications, forbearances to sue, settlement agreements and licensing or cross-licensing arrangements to which the Company is a party relating to the Intellectual Property or the proprietary rights of any third party. Except as set forth in Section 3.10(b) of the Disclosure Schedule, the Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning their rights under any license, sublicense or agreement respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(c) The Company is the exclusive owner of all right, title, and interest in or has the valid and exclusive right or license to use, free and clear of all Encumbrances and other adverse claims, all of the Intellectual Property used in the conduct of the Business as currently conducted. The Company has taken the steps reasonably necessary to protect their right, title and interest in and to the Intellectual Property, including the right to license and grant licenses and sublicenses in any Intellectual Property owned by third parties.

(d) No Stockholder, former or current Company employees, directors, officers Company Contractor/Freelancer or independent contractors hold any right, title, or interest, directly or indirectly, in whole or in part, to any Intellectual Property.

(e) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets. The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of the Company, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(f) Except as disclosed on Section 3.10(f) of the Disclosure Schedule, to the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. The conduct of the Business as currently conducted does not conflict with or infringe in any way with any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company (i) alleging any such conflict or infringement with any third party’s proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(g) Except as set forth on Section 3.10(g) of the Disclosure Schedule, the Company is not, nor will it be as a result of the execution and delivery of this Agreement or any Ancillary Agreement or the performance of its obligations hereunder or thereunder, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

(h) With the exception of Intellectual Property that is owned by third parties and licensed to the Company pursuant to written license agreements identified on Section 3.10(h) of the Disclosure Schedule, copies of which have been previously provided to Purchaser,: (i) no former or present Company Contractor/Freelancer, employee, officer, director or stockholder of the Company holds any right, title or interest directly or indirectly, in whole or in part, in or to any Intellectual Property; (ii) any images, content, programs, products, processes, designs, modifications, enhancements, know-how, inventions, whether or not patentable, improvements, discoveries or works of authorship (“Works”) that were created by Company Contractor/Freelancer or employees, consultants or contributors of the Company were made in the regular course of such employees' employment or Company Consultant/Freelancer’s consultant or contributor service relationships with the Company using the Company’s facilities and resources and, as such, constitute works made for hire (or are owned by such employees’ employer pursuant to an equivalent legal doctrine in applicable jurisdictions); and (iii) each such employee who has created, contributed to or participated in the conception and development of Works or any employee who in the regular course of his employment may create Works and all Company Contractor/Freelancers, consultants, contributors, contractors, subcontractors or persons performing work on behalf of the Company who have created, contributed to or participated in the conception and development of Works, have executed an assignment or been a party to a similar agreement with the Company that has accorded the Company full, effective, valid and exclusive ownership or, in the alternate, transferring and assigning to the Company all right, title and interest in and to such Works, including copyright, patent and other intellectual property rights therein.

(i) The Intellectual Property is sufficient, adequate and constitutes all of the Intellectual Property that is necessary for the Company to carry on the Business as presently conducted.

(j) Software. Section 3.10(j) of the Disclosure Schedule sets forth a complete list of all software used in connection with the Business that the Company either owns outright, or has an exclusive perpetual, royalty-free license to use, reproduce, modify, distribute and sublicense (“Proprietary Software”). The Company has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Proprietary Software. The third party software, programs and databases used or licensed in connection with the conduct of the business as now conducted (the “Third Party Software”) are listed on Section 3.10(j) of the Disclosure Schedule. The Company has valid, fully paid licenses to use, reproduce, modify, distribute and sublicense all copies of the Third Party Software to the extent it has so done or is so doing, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion thereof in violation of any agreement to which the Company is a party. The Proprietary Software and Third Party Software are free from any material defect, error and the Company has no knowledge of any bugs or viruses.

(k) Privacy. Section 3.10(k) of the Disclosure Schedule contains each Company Privacy Policy in effect at any time and identifies, with respect to each such Company Privacy Policy, the period of time during which such Company Privacy Policy was or has been in effect. The Company has complied at all times and in all material respects with all of the Company Privacy Policies and with all applicable United States Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data. The Company has complied at all times and in all material respects with the “safe harbor” framework developed by the United States Department of Commerce in consultation with the European Commission regarding the European Commission’s Directive on Data Protection in connection with User Data (including the obtaining, storing, using or transmitting of User Data). To the Knowledge of the Company, the Company has complied with all other applicable foreign Legal Requirements pertaining to privacy (including the obtaining, storing, using or transmitting of User Data) and User Data, except where such failure to comply would not have a Material Adverse Effect on the Company. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions, nor the Purchaser’s possession or use of User Data, will result in any violation of any Company Privacy Policy or any applicable Legal Requirement pertaining to privacy or User Data.

3.11 Contracts.

(a) Section 3.11(a) of the Disclosure Schedule identifies and provides an accurate and complete list of each Company Contract. Without limiting the foregoing, Section 3.11 of the Disclosure Schedule lists the following Company Contracts:

(i) all Advertising Agreements currently in effect;

(ii) all Media Buying Agreements currently in effect;

(iii) all Client Agreements currently in effect;

(iv) all Company Contracts with individuals who serve as independent contractors or consultants to the Company (or similar arrangements);

(v) all Company Contracts relating to indebtedness for borrowed money;

(vi) all Company Contracts that limit or purport to limit the ability of the Company to (A) compete in any line of business or with any Person or in any geographic area or during any period of time, (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor or (C) to develop, market or sell any product, technology or service to or for any other Person;

(vii) all Company Contracts that are leases for Leased Real Property;

(viii) all Company Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods or employee commission plans;

(ix) all Company Contracts in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any services or products of the Company;

(x) all Company Contracts for partnerships or joint ventures;

(xi) all Employee Agreements;

(xii) all Company Contracts that (A) grant any Person other than the Company and its Affiliates any (1) exclusive license, supply or distribution rights or other exclusive rights, (2) “most favored nation” rights, (3) impose non-competition obligations or other restrictive covenants or (4) rights of first refusal, rights of first negotiation or similar rights with respect to any Company Product or Company IP or (B) contain any provision that requires the purchase of all or a given portion of the Company’s requirements from a given Third Party;

(xiii) all Company Contracts between the Company and its Affiliates;

(xiv) all Company Contracts for payment of royalties or a share of revenues or profits; and

(xv) each Company Contract the Breach of which would have a Material Adverse Effect.

(b) The Company has delivered to the Purchaser accurate and complete copies of all written Company Contracts, including all amendments thereto, and a written summary setting forth the terms and conditions of each oral Company Contract. Each Company Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms and is in full force and effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule:

(i) the Company has not and, to the Knowledge of the Company, no other Person has, violated or breached in any material respect, or declared or committed any material default under, any Company Contract currently in effect;

(ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) except as set forth in Section 3.11(b)(ii) of the Disclosure Schedule, give any Person the right to cancel, terminate or modify any material Company Contract; and

(iii) Except as set forth in Section 3.11(b)(iii) of the Disclosure Schedule, the Company has not received any written notice or other communication regarding any actual, alleged, possible or potential material violation or breach of, or material default under, any Company Contract.

(iv) the Company has not waived any of its material rights under any Company Contract.

(c) To the Knowledge of the Company, each Person against which the Company has or may acquire any rights under any Company Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company.

(d) (i) the Company has not guaranteed or otherwise agreed to cause, insure or become liable for, and the Company has not pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and (ii) the Company has not been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any option, stock appreciation right, phantom stock right, deferred compensation, or any other similar right or interest.

(e) Except as set forth in Section 3.11(e) of the Disclosure Schedule, the Contracts identified in Section 3.11(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which it is currently being conducted in all material respects.

3.12   Liabilities; Major Suppliers.

(a) Section 3.12 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the Company’s accounts payable as of the Unaudited Interim Balance Sheet Date, (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of the date of this Agreement and (iii) provides an accurate and complete breakdown of the Company’s debt as of the date of this Agreement.

(b) Section 3.12 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to each supplier or other Person that received (i) more than $25,000 from the Company in 2010 or (ii) more than $10,000 from the Company during the period from January 1, 2011 to the Unaudited Interim Balance Sheet Date.

3.13   Compliance With Legal Requirements. Except as set forth in Section 3.13 of the Disclosure Schedule:

(a) the Company is in compliance in all material respects with each applicable Legal Requirement to which the Company is subject;

(b) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a material violation by the Company of, or a material failure on the part of the Company to comply with, any applicable Legal Requirement to which the Company is subject; and

(c) The Company has not received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement to which the Company is subject, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

3.14   Governmental Authorizations.

(a) (x) The Company holds all Governmental Authorizations necessary to (i) enable the Company to conduct its business in the manner in which it is currently being conducted, and (ii) permit the Company to own and use its properties and assets in the manner in which they are currently owned and used; and (y) Section 3.14 of the Disclosure Schedule identifies each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company’s employees (collectively clauses (x) and (y), the “Company Governmental Authorizations”). The Company has delivered to the Purchaser accurate and complete copies of all of the Company Governmental Authorizations, including all renewals thereof and all amendments thereto. Each of the Company Governmental Authorization is valid and in full force and effect.

(b) The Company is and at all times has been in compliance with all of the terms and requirements of each of the Company Governmental Authorizations.

(c) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any of the Company Governmental Authorizations, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any of the Company Governmental Authorizations.

(d) The Company has not received, and, to the Knowledge of the Company, no employee of the Company has ever received, any written notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Company Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Company Governmental Authorization.

(e) All applications required to have been filed for the renewal of any of the Company Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Authority.

3.15 Tax Matters.

(a) The Company has filed all income Tax Returns and all material other Tax Returns required to be filed by it, each such Tax Return with respect to the Company has been prepared in compliance with all material applicable Legal Requirements, and all such Tax Returns with respect to the Company are true and accurate in all material respects. The Company has delivered to the Purchaser accurate and complete copies of all such income Tax Returns.

(b) All income Taxes, all employment-related Taxes and all material other Taxes concerning or attributable to the Company required to have been paid by the Company have been paid in full on a timely basis, any Tax required to have been withheld by the Company from amounts owing to, or with respect to any income received by, any employee or other Person or collected from any other Person by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Authority.

(c) No examination or audit of any Tax Return of the Company has ever been conducted.

(d) The Company has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract, and after the Effective Date, the Company will not be bound by any such agreements or have any liability thereunder. The Company has no liability for Taxes of any other Entity as a result of being or having been, before the Effective Date, a member of an affiliated, consolidated, combined or unitary group.

(e) (i) No claim or other Proceeding is pending or, to the Knowledge of the Company, has been threatened in writing against or with respect to the Company, (ii) there are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company, and (iii) there are no liens for Taxes on the assets of the Company (other than liens for Taxes not yet due and payable). The Company is not bound by any agreement or consent pursuant to former Section 341(f) of the Code.

(f) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (x) any excess “parachute payments” within the meaning of Section 280G of the Code as a result of the Transactions, or (y) any amount for which a deduction would be reasonably disallowed or deferred under Section 162 or Section 404 of the Code.

(g) Each plan document with respect to each Company Employee Plan, and Employee Agreement, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, is, and has been, in compliance in all material respects with Section 409A of the Code. Each Company Employee Plan, and Employee Agreement, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is, and has been, operated in good faith compliance with Section 409A of the Code, to the extent applicable.  No stockholder of the Company has filed any election or notice under Section 83(b) of the Code.

(h) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i)  Accurate and complete copies of Smith’s 2009 personal income Tax Returns and any amendments thereto (collectively, the “Smith 2009 Tax Returns”) have been provided to Purchaser.  No examination or audit of any of the Smith 2009 Tax Returns has ever been conducted.  To the knowledge of Justin L. Smith, each of the Smith 2009 Tax Returns has been prepared in substantial compliance with all material applicable Legal Requirements, and is true and accurate in all material respects.  The Smith 2009 Tax Returns include information and disclosure regarding the financial results of the Company (then known as Prophetic Media, LLC, a California limited liability company, “Prophetic Media”) for calendar year 2009 (such information and disclosure the “Prophetic Media 2009 Financial Information”).  Except as set forth in Section 3.15(i) of the Disclosure Schedule, the Prophetic Media 2009 Financial Information, as presented in the Smith 2009 Tax Returns, (i) is accurate and complete in all material respects and was prepared in conformity with (A) the books and records of Prophetic Media, and (B) cash accounting practices applied on a consistent basis throughout the 2009 calendar year and (ii) fairly presents, in all material respects, the financial position of Prophetic Media as of December 31, 2009, and the results of operations and changes in members’ equity of Prophetic Media for the period then ended.

3.16   Employee and Labor Matters.

(a) Section 3.16(a) of the Disclosure Schedule accurately sets forth, with respect to each Company Employee (including any such Company Employee who is on a leave of absence or on layoff status): (i) the name and title of such employee; (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type, but excluding health and welfare benefits generally available to all of the Company’s employees) received by such employee from the Company with respect to services performed in 2009 and 2010; (iii) such employee’s annualized compensation as of the date of this Agreement and (iv) date of hire and date of last salary increase.

(b) The employment of each Company Employee is terminable by the Company at will. The Company has delivered to the Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials and policy statements relating to the employment of the current and former Company Employees.

(c) To the Knowledge of the Company, no Company Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract with any Person.

(d) Section 3.16(d) of the Disclosure Schedule sets forth, with respect to each independent contractor of the Company and each independent contractor performing services for the Company: (i) the name of such independent contractor; (ii) a brief description of such independent contractor’s duties and responsibilities; (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Company with respect to services performed in 2009 and 2010; (iv) the terms of compensation of such independent contractor; and (v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s business. To the Knowledge of the Company, no current independent contractor intends to terminate providing services to the Company.

(e) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract.

(f) There has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of the Company Employees. To the Knowledge of the Company, there is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no Proceedings, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee or former Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(g) None of the current independent contractors of the Company, former independent contractors of the Company or any other individual or entity providing services indirectly for the Company through an intermediary (i) should be reclassified as an employee under applicable Legal Requirement or (ii) is eligible to participate in any Company Employee Plan.

(h) The Company is, in all material respects, in compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar state or local Legal Requirement.

(i) To the Knowledge of the Company, none of the Stockholders, and no officer or director or person nominated to become an officer or director of the Company or any Subsidiary of the Company, (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, or the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.17   Employee Benefit Plans and Compensation.

(a) Section 3.17(a) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate intends or has committed to establish or enter into any new Company Employee Plan or Employee Agreement, or to modify materially any Company Employee Plan or Employee Agreement (except to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Legal Requirements).

(b) The Company has delivered to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (v) all material correspondence to or from any Governmental Authority relating to any Company Employee Plan; (vi) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (vii) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(c) The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and to Knowledge of the Company, there has been no default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.

(d) Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any: (i) “defined benefit plan” within the meaning of Section 414 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) any Company Employee Plan that is not subject to United States law or that is for the benefit of persons whose services to the Company are performed primarily outside of the United States.

(e) No Company Employee Plan provides (except at no cost to the Company or the Purchaser), or reflects or represents any material liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group), any former Company Employee or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(f) The Company: (i) is in material compliance in all respects with all currently applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees and former Company Employees, including the health care continuation requirements of COBRA, the requirements of the United States Family Medical Leave Act, the requirements of the Health Insurance Portability and Accountability Act of 1996 and any similar provisions of state or foreign law; (ii) has withheld and reported all material amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees and former Company Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees or former Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company under any worker’s compensation policy or long-term disability policy.

3.18   Environmental Matters. The Company is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to the Leased Real Property or any site used by the Company. The Company has never received any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, to the Knowledge of the Company, threatened to commence any contribution action or other Proceeding against the Company in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that would reasonably be expected to, directly or indirectly, give rise to, or result in the Company becoming subject to, any such Liability at or with respect to the Leased Real Property or any site used by the Company. Except for de minimis amounts of such cleaning and other materials as would normally be associated with operations like those conducted on the Leased Real Property or any site used by the Company (which materials were used in compliance with all Legal Requirements), the Company has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully) at the Leased Real Property or any site used by the Company. The Company has never permitted any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of the Leased Real Property or any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Company; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property.

3.19   Insurance.

(a) Section 3.19 of the Disclosure Schedule sets forth, with respect to each insurance policy of the Company or the Leased Real Property: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) a brief summary of the coverage provided by such policy; (iii) the annual premium payable with respect to such policy; and (iv) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy and that relate or related to any damage, destruction or loss of any of the Company’s Assets in excess of $20,000.

(b) Each of the policies required to be identified in Section 3.19 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the Company’s property and assets, the Leased Real Property, and its operations, key employees, services and potential liabilities.

(c) There is no pending claim under or based upon any of the policies required to be identified in Section 3.19 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

(d) The Company has not received: (i) any written notice or, to the Knowledge of the Company, any other communication regarding the actual or possible cancellation or invalidation of any of the policies required to be identified in Section 3.19 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any written notice or, to the Knowledge of the Company, any other communication regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies required to be identified in Section 3.19 of the Disclosure Schedule; or (iii) any indication that the issuer of any of the policies required to be identified in Section 3.19 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

3.20   Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the Company’s Assets or Liabilities. No Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract. No Related Party is competing, or has at any time competed, directly or indirectly, with the Company.

3.21   Proceedings; Orders.

(a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding: (i) that involves the Company or the Company’s Assets or Liabilities (whether or not the Company is named as a party thereto); or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and to the Knowledge of the Company, no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to the commencement of any such Proceeding.

(b) No Proceeding has been commenced by or against the Company, and no Proceeding otherwise involving or relating to the Company has been pending or, to the Knowledge of the Company, threatened at any time.

(c) There is no Governmental Order to which the Company or its Assets or Liabilities are subject.

(d) To the Knowledge of the Company, (i) no officer of the Company or Company Employee is subject to any Governmental Order that prohibits such officer or Company Employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business and (ii) there is no proposed Governmental Order that, if issued or otherwise put into effect, would reasonably be expected to have an adverse effect on the Company’s business, condition, Assets, Liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any Ancillary Agreement, or would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

3.22   List of Active Clients and Advertisers; Business Results.

(a) Section 3.22(a) of the Disclosure Schedule lists (A) all of the active Research Service Clients (with subscription details) as of 12:00 p.m. Eastern time on the day immediately prior to the Effective Date; and (B) all of the active Advertisers (with open advertising details) as of 12:00 p.m. Eastern time on the day immediately prior to the Effective Date.

(b) Paid Conference Attendees. The Business had the number of paid conference attendees for each of the Company Tradeshows as listed, by Tradeshow, on Section 3.22(b) of the Disclosure Schedule.

(c) Paid Exhibitors/Sponsors. The Business had the number of paid exhibitors and/or sponsors for each of the Company Tradeshows as listed, by Tradeshow, on Section 3.22(c) of the Disclosure Schedule.

(d) Research Service Subscribers. The Business had the number of total active, new, renewal and cancelled paid Research Services subscribers for each Research Service product (listed by monthly, quarterly and annual subscription), for each of the year ended 2010 and for each month of 2011 as shown on Section 3.22(d) of the Disclosure Schedule.

3.23   Title to Assets.  The Company has good, valid, transferable and marketable title to, or valid leasehold interests or license interests in, all of its Assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances, or in the case of Company Tangible Property, an enforceable right to use all leased items of Company Tangible Property.

3.24   Sufficiency of Assets.  The property and other Assets (whether real, personal or mixed and whether tangible or intangible) owned by the Company or used under enforceable Contracts comprise all of the assets necessary for the conduct of the Company’s business as it is being conducted as of the Effective Date and are sufficient for the Purchaser to conduct the Company’s business as it is being conducted as of and after the Effective Date.

3.25   Brokers. Neither the Company nor any Stockholder has agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

3.26   Conversion to Corporation.  The conversion of Prophetic Media, LLC, a California limited liability company, to Inside Network, Inc., a California corporation, was conducted in compliance with California law and Inside Network, Inc. succeeded to all of the assets and liabilities of Prophetic Media, LLC.

3.27   Full Disclosure. This Agreement, the Ancillary Agreements and the Disclosure Schedule, when taken as a whole, do not contain any untrue statement of fact or omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. There is no fact to the Knowledge of the Company (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all comparable entities in the Company’s industry) that could reasonably be expected to have a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants to the Purchaser, severally and not jointly, that the statements contained in this Article IV with respect to such Stockholder are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

4.1   Due Organization. Such Stockholder, if not an individual, is duly formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its organization.

4.2   Ownership; Title to Shares.

(a) Such Stockholder is the record and beneficial owner of the Shares shown as owned by such Stockholder on Schedule 2.5. Such Stockholder has good and valid title to the Shares to be sold by such Stockholder hereunder, free and clear of all Encumbrances.

(b) Upon: (i) receipt by such Stockholder of such Stockholder’s portion of the Cash Consideration (if any) and Stock Consideration pursuant to Section 2.3 (which, for this purpose, shall be deemed to include amounts paid or property deposited into the Escrow Account, which each Stockholder acknowledges has been paid to and received by such Stockholder prior to its deposit into the Escrow Account), and (ii) transfer of the Shares owned by such Stockholder to the Purchaser in accordance with the terms of this Agreement, the Purchaser will receive good and valid title to such Shares, free and clear of all Encumbrances.

(c) There are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which such Stockholder is a party or by which such Stockholder is bound obligating such Stockholder to exchange, transfer, deliver or sell, or cause to be exchanged, transferred, delivered or sold, the Shares or other equity interests of the Company owned by such Stockholder or any security or rights convertible into or exchangeable or exercisable for any such Shares or other equity interests. Such Stockholder is not a party to or bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any of the Shares other equity interests of the Company owned by such Stockholder.

4.3   Due Authorization. The execution and delivery by such Stockholder, if not an individual, of this Agreement and the Ancillary Agreements to which such Stockholder is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Stockholder. The Stockholder has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements to which the Stockholder is or is to become a party, when executed and assuming due authorization, execution and delivery by each other party hereto or thereto, will be, duly executed and delivered by the Stockholder and constitute valid and legally binding obligations of the Stockholder enforceable in accordance with their respective terms, except as such enforceability may be (a) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (b) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.4   No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which the Stockholder is a party will not, and the consummation of the Transactions will not, (a) violate or conflict with the provisions of the Stockholder’s Organizational Documents, (b) result in a material breach or violation by the Stockholder of any of the terms, conditions or provisions of any applicable Legal Requirement, Governmental Authorization or Governmental Order, (c) violate or constitute a default under any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which any of the Assets of such Stockholder is subject, or (d) result in the creation of any Encumbrance on such Stockholder’s Shares. The Stockholder is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or any of the Ancillary Agreements to which the Purchaser is or is to become a party or the consummation of the Transactions.

4.5   Brokers. The Stockholder has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisor’s fees or other similar commission or fee in connection with any of the Transactions.

4.6   Investment Representations and Warranties.

(a) Purchase for Own Account. The WEBM Shares to be received by the Stockholder hereunder will be acquired for investment for the Stockholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of the Securities Act, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same without prejudice, however, to such the Stockholder’s right at all times to sell or otherwise dispose of WEBM Shares in compliance with applicable federal and state securities laws. If not an individual, the Stockholder also represents that the Stockholder has not been formed for the specific purpose of acquiring WEBM Shares.

(b) Disclosure of Information. The Stockholder has had an opportunity to review the Purchaser SEC Documents and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the WEBM Shares to be received by it under this Agreement. The Stockholder further has had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the offering of the WEBM Shares and to obtain additional information (to the extent the Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Stockholder or to which the Stockholder had access.

(c) Investment Experience. The Stockholder understands that the WEBM Shares involve substantial risk. The Stockholder has experience as an investor in securities of companies like the Purchaser and acknowledges that the Stockholder is able to fend for itself, can bear the economic risk of such Stockholder’s investment in the WEBM Shares and has such knowledge and experience in financial or business matters that such Stockholder is capable of evaluating the merits and risks of this investment in the WEBM Shares and protecting its own interests in connection with this investment.

(d) Restricted Securities. The Stockholder understands that the WEBM Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under the Securities Act such securities may be resold without registration under the Securities Act only in limited circumstances. In this connection, the Stockholder represents that the Stockholder is familiar with Rule 144 promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act on the WEBM Shares. The Stockholder understands that the Purchaser is under no obligation to register any of the WEBM Shares except as provided in Article X below.

(e) Limitations on Disposition. Without in any way limiting the representations set forth above, the Stockholder further agrees not to make any disposition of all or any portion of the WEBM Shares unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and the provisions of Article X of this Agreement; or

(ii) (A) the Stockholder shall have notified the Purchaser of the proposed disposition and shall have furnished the Purchaser with a statement of the circumstances surrounding the proposed disposition, and (B) the Stockholder shall have furnished the Purchaser, at the expense of the Stockholder or its transferee, with an opinion of counsel, reasonably satisfactory to the Purchaser, that such disposition will not require registration of such securities under the Securities Act.

(f) Legends. It is understood that the certificates evidencing the WEBM Shares will bear legends substantially as set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO SUCH EFFECT, WHICH SHALL BE REASONABLY ACCEPTABLE TO THE WEBMEDIABRANDS INC. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

The legends set forth above shall, upon the request of the Stockholder, be promptly removed by the Purchaser from any certificate evidencing WEBM Shares upon delivery to the Purchaser of an opinion of counsel to the Purchaser if required under Section 4.6(e) hereof, that the legended security can be freely transferred in a public sale without a registration statement being in effect under the Securities Act and in compliance with exemption requirements under applicable state securities laws and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Purchaser issued the WEBM Shares; provided, however, that no such opinion shall be required in connection with routine sales of WEBM Shares pursuant to the Registration Statement (as defined below). In connection with any such opinion, the Stockholder shall provide such certifications as may reasonably be deemed necessary for the delivery of such opinion.

(g) Further Limitations on Disposition. The Stockholder has not and will not (i) prior to the date the Registration Statement is declared effective by the SEC, if then prohibited by law or regulation, sell, dispose of, or grant any right with respect to (collectively, a “Disposition”), its WEBM Shares, nor (ii) engage in any hedging or other transaction which is designed or could reasonably be expected to lead to or result in a Disposition by the Stockholder of its WEBM Shares prior to such date. In addition, the Stockholder represents that as of the date of this Agreement the Stockholder does not have any existing short position in the Purchaser’s Common Stock nor has the Stockholder executed any derivative instruments with any third party, which in either case is designed to dispose of its WEBM Shares, prior to the date the Registration Statement is declared effective by the SEC.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

The Purchaser hereby represents and warrants to Stockholders, subject to the further exceptions set forth herein and in the Disclosure Schedule, that the statements contained in this Article V are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article V are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

5.1   Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as presently conducted by it, except where the failure to be so qualified does not materially and adversely affect the Purchaser.

5.2   Due Authorization. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is or is to become a party, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. The Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or is to become a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements to which the Purchaser is or is to become a party, when executed and assuming due authorization, execution and delivery by the Stockholders and each other party hereto or thereto, will be, duly executed and delivered by the Purchaser and constitute valid and legally binding obligations of the Purchaser enforceable in accordance with their respective terms, except as such enforceability may be (a) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (b) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.3   No Conflict; Third Party Consents. The execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements to which the Purchaser is a party will not, and the consummation of the Transactions will not (a) violate or conflict with the provisions of the Purchaser’s Organizational Documents, or (b) result in a material breach or violation by the Purchaser of any of the terms, conditions or provisions of any applicable Legal Requirement, Governmental Authorization or Governmental Order. The Purchaser is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or any of the Ancillary Agreements to which the Purchaser is or is to become a party or the consummation of the Transactions.

5.4   Capitalization.

(a) The authorized capital stock of the Purchaser consists of 75,000,000 shares of Common Stock, par value $.01 per share (the “Purchaser Common Stock”) and 4,000,000 shares of Preferred Stock, par value $.01 per share (the “Purchaser Preferred Stock”). As of the close of business on May 4, 2011: (i) 38,038,513 shares of Purchaser Common Stock were issued and outstanding (not including the 65,000 shares of Purchaser Common Stock held by the Purchaser in the Purchaser’s treasury) and no shares of Purchaser Preferred Stock were issued and outstanding; (ii) all shares of Purchaser Common Stock issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive Purchaser Common Stock granted under the Purchaser’s Stock Plans (the “Purchaser Stock Plans”) have been reserved for issuance; and (iii) 65,000 shares of Purchaser Common Stock were held by the Purchaser in the Purchaser’s treasury.

(b) All outstanding shares of capital stock of the Purchaser are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 5.4 and except for changes resulting from the issuance of shares of Purchaser Common Stock pursuant to the Purchaser Stock Plans or as expressly permitted by this Agreement, as of the date hereof (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Purchaser, (B) any securities of the Purchaser or any the Purchaser’s Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in the Purchaser or any of the Purchaser’s Subsidiaries, (C) any warrants, calls, options or other rights to acquire from the Purchaser or any the Purchaser’s Subsidiaries, and any obligation of the Purchaser or any the Purchaser’s Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, the Purchaser or any the Purchaser’s Subsidiaries, (ii) there are no outstanding obligations of the Purchaser or any of the Purchaser’s Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering under the Securities Act and (iii) except as contemplated in this Agreement, the Purchaser is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Except for a nominating agreement to be entered into on or about the date hereof with Justin L. Smith, neither the Purchaser nor any of the Purchaser’s Subsidiaries is a party to any agreement restricting the purchase or transfer of, relating to the voting of, or granting any preemptive or antidilutive rights with respect to, any securities of the Purchaser or any of the Purchaser’s Subsidiaries that are outstanding as of the date hereof, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

5.5   SEC Filings; Financial Statements. The Purchaser has made available (including via EDGAR) to the Stockholder Representative true and complete copies of the Purchaser SEC Documents filed with the SEC by the Purchaser on or prior to the Effective Date. As of their respective filing dates, (a) the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and (b) none of the Purchaser SEC Documents contained any untrue statement of a material fact related to the Company, or omitted to state a material fact required to be stated therein or necessary to make the statements made therein related to the Company, in the light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Purchaser SEC Document. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Purchaser SEC Document.  Neither the Purchaser nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.  As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Purchaser SEC Documents.

5.6   Proceedings; Orders. There is no pending Proceeding, and to the Knowledge of the Purchaser, no Person has threatened to commence any Proceeding: (i) that involves the Purchaser; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and to the Knowledge of the Purchaser, no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or serve as a basis for the commencement of any such Proceeding.

5.7   Licenses And Permits; Compliance With Laws. The Purchaser and the Purchaser’s Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the “Purchaser Permits”) which are necessary for the operation of the businesses of the Purchaser and the Purchaser’s Subsidiaries as presently conducted and for the Purchaser and the Purchaser’s Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a material and adverse effect on the Purchaser. The Purchaser and the Purchaser’s Subsidiaries are in compliance with the terms of the Purchaser Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a material and adverse effect on the Purchaser.

5.8   Valid Issuances. Assuming the accuracy of the representations and warranties of the Stockholders in Article IV, the issuance of the Purchaser Common Stock in the Transactions, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and except as set forth on Schedule 2.5 hereto, free of all Encumbrances and not subject to preemptive rights, and will be exempt from registration under the Securities Act and applicable state securities laws.

5.9   Brokers. The Purchaser has not agreed or become obligated to pay, or taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, financial advisor’s fees or other similar commission or fee in connection with any of the Transactions.

5.10   Purchase for Own Account. The Shares to be acquired by the Purchaser hereunder will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof in violation of the Securities Act, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same without prejudice, however, to Purchaser’s right at all times to sell or otherwise dispose of the Shares in compliance with applicable federal and state securities laws.

5.11   Full Disclosure.  This Agreement and the Ancillary Agreements, when taken as a whole, do not contain any untrue statement of fact or omit to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances under which made.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1   Access to Information. In order to facilitate the resolution of any claims made against or incurred by the Stockholders with respect to the Company, for a period of two years after the Effective Date, the Purchaser shall (a) retain the Business Records relating to periods prior to the Effective Date, and (b) upon reasonable notice, afford the Stockholder Representative reasonable access (including the right to make, at the Stockholders expense, photocopies), during normal business hours, under the supervision of the Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Company.

6.2   Confidentiality.

(a)  As used in this Section 6.2, the term “Confidential Information” includes any of the following information held or used by or relating to the Company or Purchaser:

(i) all information that is a Trade Secret;

(ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, Software and computer software, database technologies, systems, structures and architectures; and

(iii) all information concerning the business and affairs of the Company or Purchaser, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, Contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b) Each Stockholder acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Stockholder shall, except to the extent required for a Stockholder who is employed by the Company or Purchaser to fulfill his or her duties in the course of such employment, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Purchaser, or immediately destroy at Purchaser’s option, all embodiments and copies of the Confidential Information that are in such Stockholder’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Purchaser’s prior written consent.

(c) Section 6.2(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 6.2 by any Stockholder. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d) If any Stockholder becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 6.2, such Stockholder shall, to the extent legally permissible, provide Purchaser with prompt notice of such compulsion so that Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.2. In the absence of a protective order or other remedy, such Stockholder may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Stockholder’s counsel, such Stockholder is legally compelled to disclose; provided, however, that such Stockholder shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e) Nothing in this Section 6.2 will diminish the protections and benefits under applicable Legal Requirements to which any Trade Secret of the Company or Purchaser is entitled. If any information that the Company or Purchaser asserts to be a Trade Secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered Confidential Information of the Company or Purchaser, as applicable, for purposes of this Section 6.2.

6.3   Further Action; Escrow Agreement.

(a) Each of the Parties shall use its reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VIII, as applicable to each of them, and to cause the Transactions to be consummated, and, without limiting the generality of the foregoing, to obtain all material consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to consummate the Transactions on a timely basis.

(b) Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver, or cause to be executed and delivered, such documents and other papers as may be required to carry out the provisions of this Agreement and consummate the Transactions.

(c) At all times following the date hereof and extending through the date that is six (6) months following the expiration of the applicable statute of limitations for the matters covered in Section 3.15 (Tax Matters) and Article VII (collectively, the “Tax Indemnity Provisions”), Justin L. Smith, a Stockholder hereunder, covenants and agrees that he will (i) contribute additional cash to the Escrow Account from time to time as is required to maintain a minimum cash balance in the Escrow Account of $300,000, and (ii) to the extent the cash balance in the Escrow Account is reduced during the first 12 months following the Closing in connection with a successful indemnification claim by Purchaser pursuant to any Tax Indemnity Provision, contribute additional cash to the Escrow Account equal to the amount of such successful indemnification claim (collectively, the “Smith Escrow Funding Obligations”).  As soon as practicable following the Closing, Purchaser and Justin L. Smith, as Stockholder Representative and a Stockholder hereunder, shall in good faith negotiate and execute, with the Escrow Agent, an amendment to the Escrow Agreement to (i) incorporate therein the Smith Escrow Funding Obligations and (ii) provide that the term of the Escrow Agreement in connection with claims pursuant to the Tax Indemnity Provisions shall extend through the date that is six (6) months following the expiration of the applicable statute of limitations for the matters covered in the Tax Indemnity Provisions and that a cash escrow amount of $300,000 shall be retained at all times during such term for such claims, and (iii) make other conforming changes necessary or appropriate in connection with the foregoing.

6.4   Production of Witnesses and Individuals; Privilege Matters.

(a) From and after the Effective Date, each Stockholder, on the one hand, and the Purchaser, on the other hand, shall make available to each other, upon written request, if a natural person, himself or herself, and, if not a natural person, it and its Affiliates’ respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may be required in connection with any Proceeding in which the requesting Party may from time to time be involved relating to the Stockholders or the Company, prior to or after the Effective Date. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons’ respective businesses. Each Stockholder, on the one hand, and the Purchaser, on the other hand, agrees to reimburse the other for reasonable and documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.4(a).

(b) Except as required pursuant to any applicable Legal Requirement, from and after the Effective Date, the Purchaser shall not intentionally disclose, and shall not permit any of its Affiliates to disclose intentionally, any documents or other information (i) that, if disclosed, would cause a waiver of any privilege that could be asserted under applicable Legal Requirements if such waiver would reasonably be expected to have an adverse effect on any Stockholder, (ii) related to the process of the sale of the Company or (iii) related to a Third Party Claim, the defense of which has been assumed by Stockholder pursuant to Section 9.6.

6.5   Public Disclosure.

(a) On or after the date hereof, the Purchaser shall issue a press release regarding the terms of this Agreement and the Transactions, which press release shall be approved by the Stockholder Representative prior to its issuance (such approval not to be unreasonably withheld, delayed or conditioned). The Purchaser and Stockholder Representative shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by Legal Requirements or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue any such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making such public statement or disclosure and to cooperate with the other Party to accommodate any reasonable objections made thereto.

(b) Each Party agrees that it has not and will not denigrate, defame, disparage or cast aspersions upon any other Party hereto or such other Party’s products, services, business or manner of doing business to any third party, including, without limitation, to stockholders, competitors, collaborators and potential collaborators, customers and potential customers.

6.6   Release. In consideration for the Purchase Price, as of and following the Effective Date, each Stockholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company (but not the Purchaser or its Affiliates) from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Stockholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever, including without limitation, any claim relating to employment or working as a consultant or independent contractor or being a Stockholder, officer, director, supplier or other contractual party with the Company from the beginning of time to the Effective Date.  The Stockholders also expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and the Stockholders explicitly took that into account in giving this release.  The Stockholders waive any and all rights under Calif. Civil Code § 1542, which provides that:

A general release does not extend to claims which the [Stockholder] does not know or suspect to exist in his favor at the time of executing that release, which, if known by him, must have materially affected his settlement with the [Company].

6.7   Personal Computers.  After Closing, each Stockholder that is an employee or consultant of the Purchaser agrees that he or she shall continue to use, and shall maintain in good working order, his or her personal computer in connection with the performance of his or her duties to the Purchaser.  The Purchaser may supply additional computers or related hardware and software in its sole discretion.

ARTICLE VII
TAXES

7.1   Tax Periods Ending on or Before the Effective Date. The Stockholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Effective Date that are filed after the Effective Date (“Pre-Closing Tax Periods”).

7.2   Proration of Taxes. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods that begin before the Effective Date and end after the Effective Date (“Straddle Tax Periods”).

7.3   Payment of Taxes. The Stockholders shall be responsible for and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Effective Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a Current Liability for such Tax in the Unaudited Interim Balance Sheet. Within five (5) Business Days prior to the due date for the payment of any such Tax, if the amount of such Tax for which the Stockholders are responsible pursuant to this Section 7.3 exceeds the amount reflected as a Current Liability for such Tax in the Unaudited Interim Balance Sheet, the Stockholders shall pay to the Purchaser an amount equal to such excess. For purposes of this Section 7.3, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax that relates to the portion of such Taxable period ending on the Effective Date shall (a) in the case of any Taxes other than Taxes based upon or related to income, receipts, or employment or similar Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period, (b) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Effective Date and (c) in the case of any employment or similar Taxes of the Company based on the payment or vesting of wages, salaries or other compensation amounts by or on behalf of the Company, be deemed as attributable to the date on which the compensation that gave rise to the Tax was earned or vested and equal to the amount that would be payable if the relevant Tax period ended on the Effective Date.

7.4   Cooperation on Tax Matters. The Purchaser, the Company and the Stockholders shall (and shall cause their respective Affiliates to) cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding affecting or concerning one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the operation of the Company before or after the Effective Date and/or the transactions contemplated by this Agreement. Any information made available by one Party (or an Affiliate) to the other Party (or an Affiliate) pursuant to this Section 7.4 shall be held in strict confidence by such other Party (or Affiliate) and shall be used solely by such other Party (or Affiliate) only in connection with the reason for which it was requested.

7.5   Transfer Taxes. Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income, gains or wages or similar compensation amounts imposed upon the Stockholders, the Restricted Stockholders or the Company) shall be allocated among and paid in equal amounts by the Stockholders and the Purchaser. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

7.6   Retention of Tax Records. After the Effective Date and until the fourth anniversary thereof or such longer period as the Stockholder Representative may request in writing for a reasonable business purpose (including, without limitation, any examination of Tax Returns by a taxing authority or agency), the Purchaser shall retain possession of all accounting, business, financial and Tax records and information that come into existence after the Effective Date but relate to the Company and/or the operation of the Company’s business before the Effective Date. In addition, from and after the Effective Date, the Purchaser shall provide to the Stockholder Representative and its Representatives (after reasonable notice and during normal business hours and without charge to the Stockholder Representative) access to the books, records, documents and other information relating to the Company as the Stockholder Representative may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

7.7   Stockholder Review. To the extent any tax shown as due on any Tax Return could reasonably be expected to be payable by Stockholders (taking into account the indemnification obligations hereunder), (a) such Tax Return shall be provided to the Stockholder Representative at least thirty (30) days prior to the filing deadline (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), (b) the Stockholder Representative shall have the right to review and comment on such Tax Return and (c) the Purchaser shall make such revisions to such Tax Return as are reasonably requested by Stockholder Representative and not materially adverse to the Purchaser.

7.8   Effect of Disclosure Schedule.  The obligations, responsibilities and liabilities of the Parties set forth in this Article VII shall apply notwithstanding, and shall not be limited in any way by, any information or disclosures set forth on the Disclosure Schedule.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1   Conditions to Each Party’s Obligations. The obligations of the Purchaser and Stockholders to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Stockholder Participation. Each stockholder of the Company shall have entered into this Agreement.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions.

(c) No Proceedings. No action or proceeding before any Governmental Authority shall have been threatened by any Governmental Authority or instituted by either any Governmental Authority or any other Person which seeks to prevent or materially delay the consummation of the Transactions or which challenges the validity or enforceability hereof and has a reasonable likelihood of being successful.

(d) Governmental Consents and Approval. The Parties and their respective Subsidiaries shall have timely obtained from any applicable Governmental Authority all approvals, waivers, consents or indications of non-objection, if any, necessary for the consummation of, or in connection with, the transactions contemplated hereby.

(e) Due Diligence. Each Party shall be reasonably satisfied with the results of its financial and legal due diligence investigation, with such satisfaction determined in such Party’s sole and absolute discretion.

8.2   Additional Conditions to the Obligations of the Stockholder. The obligations of the Stockholders to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Representations, Warranties and Covenants. All of the representations and warranties of the Purchaser contained in Article V of this Agreement shall be true and correct in all respects as of the Effective Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b) Covenants. The Purchaser shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by the Purchaser on or before the Closing.

(c) Deliveries. The Purchaser shall have delivered the documents and other items required pursuant to Section 2.3 hereof.

8.3   Additional Conditions to Obligations of Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following additional conditions:

(a) Representations and Warranties. All of the representations and warranties of the Stockholders contained in Article III and Article IV of this Agreement shall be true and correct in all respects as of the Effective Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b) Covenants. The Stockholders shall have performed or complied, in all material respects, with all of the covenants and agreements required by this Agreement to be performed or complied with by the Stockholders at or before the Closing.

(c) Stockholder Compliance Certificate. Each of the Stockholders shall have delivered, or caused to be delivered, to the Purchaser a certificate executed by such Stockholder as to such Stockholder’s compliance with the conditions set forth in Sections 8.3(a) and 8.3(b).

(d) No Material Adverse Effect. Since the Unaudited Interim Balance Sheet Date, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expect to have a Material Adverse Effect.

(e) Deliveries. The Stockholders and the Company shall have delivered the documents and other items required pursuant to Section 2.2 hereof.

(f) No Claim Regarding Stock Ownership or Purchase Price. There will not have been made or threatened by any Third Party any claim asserting that such Third Party (a) is the holder or the beneficial owner of any equity security of the Company or any Company Subsidiary or (b) is entitled to all or any portion of the Purchase Price.

ARTICLE IX
INDEMNIFICATION

9.1   Survival of Representations and Warranties. The representations and warranties of the parties contained in (i) Section 3.1 (Due Organization; Power; No Subsidiaries; Etc.), Section 3.2 (Capitalization), Section 3.26 (Conversion to Corporation), Section 4.2 (Ownership; Title to Shares), Section 4.3 (Due Authorization), Section 5.1 (Due Organization), Section 5.2 (Due Authorization), Section 5.4 (Capitalization) and Section 5.8 (Valid Issuances) shall survive the Closing without limitation, and (ii) Section 3.15 (Tax Matters), and Section 3.18 (Environmental Matters) shall survive until six (6) months following the expiration of the applicable statute of limitations for the matters covered thereunder, (iii) Sections 3.10 (Intellectual Property; Software; Privacy), 3.16 (Employee and Labor Matters) and 3.20 (Related Party Transactions) shall through the second anniversary of the Closing (the representations collectively identified in subsections (i), (ii) and (iii), the “Specified Representations”), and (iv) all other representations and warranties of the Parties shall survive through the eighteen (18) month period following the Closing; provided that any claim made with reasonable specificity by the Person seeking to be indemnified within the time periods set forth in this Section 9.1 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall survive until fully discharged or performed. The representations, warranties, covenants and obligations of the Parties and the rights and remedies that may be exercised by any indemnified party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any indemnified party or any of their Representatives.  Justin L. Smith acknowledges and agrees that the representations and warranties under Section 3.1 (Ownership; Title to Shares) and Section 3.2 (Due Authorization) of the Restricted Stock Purchase Agreements survive without limitation under such agreements and that his indemnification obligations with respect to such provisions correspondingly survive without limitation hereunder pursuant to Section 9.2(c) below.

9.2   Indemnification by Stockholders. The Purchaser and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified for and held harmless by (1) the Stockholders, severally but not jointly, as to Breaches of representations and warranties identified in subsection (a) below, and (2) Justin L. Smith, as to matters identified in subsections (b) through (h) below, in each case against any and all Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages and amounts paid in settlement (including any Liability relating to third-party claims), but excluding any incidental, liquidated, special, indirect, punitive or consequential damages or lost profits (unless such damages or lost profits are part of a Third Party Claim) (each a “Loss” and, together, “Losses”), arising from or in connection with:

(a) the Breach of any representation or warranty made by the Stockholders under Article IV hereof;

(b) the Breach of any representation or warranty contained in this Agreement, other than in Article IV hereof,

(c) the Breach of any representation or warranty made by any of the Stockholders under Section 4.2 (Ownership; Title to Shares) or Section 4.3 (Due Authorization) of this Agreement, or any under Section 3.1 (Ownership; Title to Shares) or Section 3.2 (Due Authorization) of the Restricted Stock Purchase Agreements;

(d) the Breach of any covenant or agreement made by any of the Stockholders or the Restricted Stockholders contained in this Agreement or the Restricted Stock Purchase Agreements, respectively;

(e) any liability or obligation of the Company for (i) any Taxes that are the responsibility of the Stockholders or the Restricted Stockholders pursuant to Section 7.3, (ii) any Taxes incurred in any Tax period beginning after the Effective Date, but arising from the settlement or other resolution with any Governmental Authority of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Effective Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Company Financial Statements or otherwise;

(f) the noncompliance with any Legal Requirements related to fraudulent transfers in respect of the Transactions;

(g) any act of fraud by the Stockholder Representative, any Stockholder or any officer, director, Affiliate or employee of any Stockholder related to this Agreement or any of the Ancillary Agreements; and

(h) failure of the Company to have entered into a valid, enforceable agreement with any Person who was involved in the creation or development of any of the Company’s Intellectual Property pursuant to which such Person irrevocably and unconditionally assigned to the Company all Intellectual Property Rights pertaining to the Intellectual Property so created or developed by such Person.

9.3   Indemnification by Purchaser. The Stockholders and their Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Stockholder Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising from or in connection with:

(a) the Breach of any representation or warranty made by the Purchaser contained in this Agreement;

(b) the Breach of any covenant or agreement made by the Purchaser contained in this Agreement;

(c) any act of fraud by the Purchaser or any officer, director, Affiliate or employee of the Purchaser related to this Agreement or any of the Ancillary Agreements; or

(d) the operations, actions or omissions of the Company after the Closing, except to the extent that such Loss is directly or indirectly related to the operations, actions or omissions of the Company prior to the Closing or a breach of the representations and warranties made in Article III or Article IV.

9.4   Limits on Indemnification.

(a) No claim may be asserted nor may any Proceeding be commenced against either the Stockholders or the Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such party describing in reasonable detail the subject matter of such claim or Proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 9.1, irrespective of whether the subject matter of such claim or Proceeding shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) in the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect,” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred, but not in the determination of the amount of the Loss);

(ii) an Indemnifying Party shall not be liable for any claim for indemnification for monetary damages pursuant to Sections 9.2(a) (other than with respect to a Breach of any representation or warranty made in Section 4.2 or 4.3 hereof), 9.2(b) (other than with respect to a Breach of any representation or warranty made in Section 3.5(f) or 3.6 hereof), 9.2(h) or 9.3(a), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $75,000 (the “Basket”), after which the Indemnifying Party shall be liable for the amount of all such Losses including the Basket;

(iii) the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.2(a), 9.2(b) and 9.2(h), other than for a Breach of a Specified Representation, shall be equal to the aggregate of the Cash Escrow Amount and the value of the Stock Escrow Amount at the time of such claim for Loss, and the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.3(a) shall be equal to the $4,100,000; provided, however, that, for the avoidance of doubt, in connection with (A) a Breach of a Specified Representation, or (B) claims pursuant to Sections 9.2(c), 9.2(g) or 9.3(c), the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Sections 9.2 or 9.3, respectively, shall not be subject to such limit;

(iv) the Purchase Price adjustment (other than to the extent the adjustment reduces the aggregate amount available for indemnification as provided in Sections 9.4(b)(iii)) and Taxes that are the subject of Article VII, respectively, shall not be subject to this Article IX; and

(v) notwithstanding the foregoing, the limitations on damages set forth in Sections 9.4(b)(ii) and (iii) shall not apply (x) in the case of fraud or other willful misconduct or (y) to Losses arising from the causes set forth in Section 9.2(d), 9.2(e), 9.2(g), 9.3(b), 9.3(c) and 9.3(d).

(c) No Stockholder (including any officer or director of a Stockholder, if applicable) shall have any right of contribution, indemnification or right of advancement from the Company, the Purchaser or any other Purchaser Indemnified Party with respect to any Loss claimed by a Purchaser Indemnified Party. The Purchaser (including any officer or director of the Purchaser) shall not have any right of contribution, indemnification or right of advancement from the Stockholders or any other Stockholder Indemnified Party with respect to any Loss claimed by a Stockholder Indemnified Party.

(d) Each payment by an Indemnifying Party made pursuant to this Article IX shall be reduced to the extent of any (i) insurance proceeds actually received by the Purchaser or the Stockholders, as applicable, (ii) Tax benefits actually realized by the Company in respect of the Losses giving rise to such payment, or (iii) reimbursements or similar payments actually received by the Purchaser or the Stockholders, as applicable, from a third party with respect to such payment; provided, however, neither the Purchaser nor any Stockholder, as applicable, shall have any obligation whatsoever to seek any payments from, or take action with respect to, any insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnifying Party under this Article IX and any such action shall be at the sole and absolute discretion of the Purchaser or the Stockholders, as applicable.

(e) All amounts due to a Purchaser Indemnified Party as so finally determined shall be paid first from the Escrow Account until all monies and securities in such account are exhausted and then, to the extent not limited under Section 9.4(b), severally and not jointly, by the Stockholders liable hereunder, in each case by wire transfer within five (5) Business Days following such final determination; provided, that indemnifiable Losses shall be satisfied out of the Cash Escrow Amount first, and the Stock Escrow Amount second.

9.5   Notice of Loss.

(a) An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (an “Indemnification Claim Notice”). Any failure on the part of an Indemnified Party to provide notice promptly shall not limit any of the obligations of the Indemnifying Party, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) In the event that the Indemnifying Party shall not dispute any Losses or amounts in the Indemnification Claim Notice, the Indemnifying Party shall as soon as practicable, but in no event greater than 30 calendar days from receipt of the Indemnification Claim Notice, remit payment of the amounts of Loss to the Indemnified Party.

(c) In the event that the Indemnifying Party shall disagree with any Losses or amounts in the Indemnification Claim Notice within 30 calendar days following receipt of the Indemnification Claim Notice, the Indemnifying Party may deliver a notice of such disagreement (an “Indemnification Claim Dispute”) setting forth, in reasonable detail and to the extent practicable, each item or amount of Loss so disputed by the Indemnifying Party. In the event that the Indemnifying Party shall deliver to the Indemnified Party an Indemnification Claim Dispute, the Indemnified Party may either: (i) elect to negotiate any disputed item(s) and amount(s) of Loss or (ii) refer any disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof.

(d) In the event that the Indemnifying Party and the Indemnified Party shall reach agreement on any of the disputed items and amounts of Loss set forth in the Indemnification Claim Notice, then (i) the Indemnifying Party and the Indemnified Party shall (A) execute a memorandum setting forth the resolved item(s) and/or amount(s) of Loss and (B) refer any remaining disputed item(s) and amount(s) to arbitration as set forth in Section 9.5(e) below for resolution in accordance with the terms and conditions thereof and (ii) the Indemnifying Party shall within 30 calendar days of the execution of such memorandum make the payment to the Indemnified Party of the agreed upon amount.

(e) Resolution of Conflicts.

(i) If no agreement between the Indemnifying Party and the Indemnified Party on the Losses set forth in the Indemnification Claim Notice can be reached after good faith negotiation and within 30 calendar days after delivery of an Indemnification Claim Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be determined by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within 30 calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within 15 calendar days after the end of such 30 calendar day period, the Indemnified Party shall select one arbitrator, and the Indemnifying Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either the Indemnifying Party or the Indemnified Party fails to select an arbitrator during this 15 calendar day period, then the Indemnifying Party and the Indemnified Party agree that the arbitration will be conducted by one arbitrator selected by the Indemnifying Party or the Indemnified Party, as appropriate. Even after any arbitration begins, the Indemnifying Party and the Indemnified Party shall retain the right to come to an agreement upon the rights of the respective parties with respect to each of such claims. Upon reaching such agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and the arbitration shall cease.

(ii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. Unless otherwise determined by applicable law, the arbitrator shall determine how all expenses relating to the arbitration shall be paid. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information in a reasonably expeditious and cost-effective manner from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent New York State court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in the Indemnification Claim Notice shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within 30 calendar days of a decision of the arbitrator(s) requiring payment by the Indemnifying Party, the Indemnifying Party shall make the payment to the Indemnified Party.

(iii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Party and the Indemnified Party under this Article IX.

9.6   Third Party Claims. If an Indemnified Party shall receive notice of any Proceeding, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article IX, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnifying Party shall be entitled to control the defense of such Third Party Claim through counsel of its choice at its own expense provided that the Indemnifying Party acknowledges its responsibility to indemnify the Indemnified Party for such Third Party Claim. If the Indemnifying Party so undertakes any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party does not undertake such defense and elects to allow the Indemnified Party to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, or unless the Indemnifying Party withdraws from the defense of such Third Party Claim Liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 9.6, the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of such claim or proceeding without the consent of the Indemnified Party if the judgment or settlement results only in the payment by the Indemnifying Party of money damages and includes a release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.7   Exclusive Remedy. Except as otherwise provided herein, including pursuant to Article X hereof, the Purchaser and the Stockholders acknowledge and agree that following the Closing, the indemnification provisions of Section 9.2 and Section 9.3 shall be the sole and exclusive remedies of the Purchaser and the Stockholders for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that (a) if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity and (b) the foregoing clause shall not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud or intentional misrepresentation or intentional omissions with respect to this Agreement.

9.8   Characterization of Indemnification Payments. The Purchaser and the Stockholders agree to treat any payment made under this Article IX as an adjustment to the Purchase Price.

ARTICLE X
REGISTRATION RIGHTS

10.1   Form S-3 Registration.

(a) Registration. The Purchaser shall prepare and file with the SEC on or before the 90th day following the Closing (the “Filing Date”) and use its commercially reasonable efforts to have declared effective as soon as practicable thereafter, a registration statement on Form S-3 (or, if the Purchaser is not then eligible to use Form S-3, then another appropriate form) providing for the public resale by the Holders of all of the Registrable Securities (the “Registration Statement”). The Registration Statement may include securities other than those held by Holders, so long as all of the Registrable Securities are covered by such Registration Statement. The Purchaser shall use commercially reasonable efforts to keep the Registration Statement continuously effective (subject to Section 10.1(b)), pursuant to the Securities Act and the rules and regulations promulgated thereunder, until (i) the date when all of the Registrable Securities cease to meet the definition of Registrable Securities, or (ii) the Purchaser’s obligations hereunder terminate under Section 10.5 hereof. In the event that the Registration Statement shall cease to be effective, the Purchaser shall promptly prepare and file a new registration statement covering the Registrable Securities and shall use commercially reasonable efforts to have such registration statement declared effective as soon as possible. Any such registration statement shall be considered a “Registration Statement” hereunder.

(b) Blackout Notice. In the event (i) that the Purchaser concludes that it is necessary for the Purchaser to supplement the Prospectus or make an appropriate filing under the Exchange Act so as to cause the Prospectus to become current, or (ii) that, in the judgment of the Purchaser’s Chief Executive Officer or the Purchaser’s Board of Directors, it is advisable to suspend use of the Prospectus for a discrete period of time due to undisclosed pending corporate developments or pending public filings with the SEC (which need not be described in detail), the Purchaser shall deliver a written notice (the “Blackout Notice”) to the Holders to the effect of the foregoing and, upon delivery of the Blackout Notice, the Holders shall not sell any WEBM Shares pursuant to the Prospectus and shall not disclose to any third party that such a notice has been given or the contents of the notice. Following delivery of the Blackout Notice, the Holders shall once again be entitled to sell WEBM Shares pursuant to the Prospectus (as amended or supplemented) upon the Holder’s receipt of copies of the supplemented or amended Prospectus, or at such time as the Holders are advised in writing by the Purchaser that the Prospectus may be used, and at such time as the Holders have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus and which are required to be delivered as part of the Prospectus. In any event, such restrictions shall terminate no later than 60 days after the date of delivery of the Blackout Notice. In no event shall the Purchaser be entitled to deliver more than three Blackout Notices during any 12-month period.

(c) Expenses. The registration fees and expenses incurred by the Purchaser in connection with the Registration Statement and actions taken by the Purchaser in connection with each Blackout Notice shall be borne by the Purchaser. Each Holder shall be responsible for any fees and expenses of its counsel or other advisers, and for any fees, commissions and expenses of its broker, underwriter or agent related to sale of its shares.

10.2   Obligations of the Purchaser. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Purchaser shall, as expeditiously as reasonably possible:

(a) Furnish to each Holder a complete copy of each registration statement and all amendments and supplements thereto, and such number of copies of a Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

(b) Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Holders, provided that the Purchaser shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.

(c) Notify the Holders promptly (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to such registration statement or related prospectus or for additional information, (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose and (iii) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(d) Use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as practicable.

(e) Use its commercially reasonable efforts to list the Registrable Securities on each securities exchange on which the Common Stock of the Purchaser is then listed.

10.3   Furnish Information. It shall be a condition precedent to the obligations of the Purchaser to take any action pursuant to Section 10.1 that the Holders shall furnish to the Purchaser such information regarding it, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to timely effect the registration of its Registrable Securities.

10.4   Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

(a) By the Purchaser. To the extent permitted by law, the Purchaser will indemnify and hold harmless the Holders, the officers, directors, agents, investment advisors, partners, members, managers and employees of each Holder and each person, if any, who controls the Holders or such persons (such persons and entities referred to as “Holder Indemnified Parties”), against any Losses, insofar as such Losses (or actions in respect thereof) arise out of any claim, action or proceeding brought by a third party arising out of or based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, including, without limitation, the Prospectus, filed pursuant to this Article X;

(ii) the omission or alleged omission to state in a registration statement, including, without limitation, the Prospectus, filed pursuant to this Article X a material fact required to be stated therein, or necessary to make the statements therein not misleading in light of the circumstances; or

(iii) any violation or alleged violation by the Purchaser of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law, in each case in connection with the offering covered by such registration statement;

and the Purchaser will reimburse each Holder Indemnified Party for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss, if such settlement is effected without the consent of the Purchaser, which shall not be unreasonably withheld or delayed, nor shall the Purchaser be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement or any other document filed with or furnished to the SEC by such Holder Indemnified Party; and provided further, that the Purchaser will not be liable for the reasonable legal fees and expenses of more than one counsel to the Holder Indemnified Parties.
(b) By the Holders. To the extent permitted by law, each Holder will, severally and not jointly, indemnify and hold harmless the Purchaser, each of its officers, directors, agents and employees, and each person, if any, who controls the Purchaser or such persons (such persons and entities referred to as “Purchaser Indemnified Parties”) against any Losses to which such Purchaser Indemnified Parties may become subject, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holders expressly for use in connection with such registration statement or any other document filed with or furnished to the SEC; and such Holders will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Parties in connection with investigating or defending any such Violation. ; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holders, which shall not be unreasonably withheld or delayed; provided further, that the Holders shall not be liable for the reasonable legal fees and expenses of more than one counsel to the Purchaser Indemnified Parties; and provided further, that the total amounts payable in indemnity by a Holder under this subsection in respect of all Violations shall not exceed the proceeds received by such Holder in the registered offering out of which such Violations arise.

(c) Notice. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement of such an action, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to a majority in interest of the indemnified parties; provided, however, that the indemnified parties shall have the right to retain counsel, with the reasonable fees and expenses of a single such counsel to be paid by the indemnifying party, if the indemnified party has been advised in writing by counsel that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section to the extent such delay caused material prejudice to the indemnifying party.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Purchaser and the Holders are subject to the condition that, insofar as they relate to any Violation made in a prospectus but eliminated or remedied in a free-writing prospectus, an amended prospectus or a prospectus supplement on file with the SEC (the “Final Prospectus”), such indemnity agreements shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished in a timely manner to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e) Survival. The obligations of the Purchaser and the Holders under this Section shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

(f) Contribution. If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any Losses, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section from a Holder, together with the amount of any indemnification payments made by such Holder pursuant to this Section, exceed the proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or the indemnified party and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

10.5   Termination of Purchaser’s Obligations. The Purchaser shall have no obligation to register, or maintain, a registration statement governing Registrable Securities, subject to the earlier to occur of: (a) if all Registrable Securities have been registered and sold pursuant to Rule 144 or registrations effected pursuant to this Agreement, or (b) one year after the date of the Closing.

ARTICLE XI
STOCKHOLDER REPRESENTATIVE
11.1   Stockholder Representative.

(a) The Stockholders, by the approval and adoption of this Agreement, authorize the Stockholder Representative to (i) enter into the Escrow Agreement, (ii) take all action necessary to consummate the transactions contemplated hereby or under the Escrow Agreement, or the defense and/or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser or any other Indemnified Party pursuant to Article IX, (iii) give and receive all notices required to be given under this Agreement, and (iv) take any and all additional action as is contemplated to be taken by or on behalf of the holders of Shares by the terms of this Agreement or on behalf of the Stockholders pursuant to the Escrow Agreement.

(b) All decisions and actions by the Stockholder Representative, including without limitation, (i) any agreement between the Stockholder Representative and the Purchaser relating to the defense or settlement of any claims for which the Stockholders may be required to indemnify the Purchaser pursuant to Article IX, and (ii) any agreement by the Stockholder Representative, the Purchaser and/or the Escrow Agent relating to the Escrow Amount, the Escrow Account or any other issue, term or provision under the Escrow Agreement, shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

(c) The Stockholder Representative shall not have any liability to any of the parties hereto or to the Stockholders for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally indemnify the Stockholder Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and under the Escrow Agreement.

(d) Subject to the terms and provisions of the Escrow Agreement and this Section 11.1, each Stockholder and Restricted Stockholder agree to severally reimburse the Stockholder Representative for all reasonable out-of-pocket expenses incurred by the Stockholder Representative in the performance of its duties hereunder, including reasonable expenses incurred prior to the execution of this Agreement in relation to the engagement of the Stockholder Representative and the review or execution of the agreements related to such engagement (“Reimbursable Expenses”). Without limiting the foregoing, the Stockholder Representative shall have the right to engage legal counsel and other professional advisers to assist it in the administration of the Stockholder Representative’s duties hereunder (including the assessment, litigation and/or settlement of any claims against the Escrow Fund), and any and all reasonable fees and expenses of such counsel and advisers shall be deemed Reimbursable Expenses.  The Stockholder Representative is expressly authorized to rely upon the advice of legal counsel and other professional advisers engaged by him. The Stockholder Representative shall be indemnified and held harmless by the Stockholders severally from and against any Losses that may be incurred by the Stockholder Representative arising out of or in connection with the acceptance or performance of the Stockholder Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement, except as caused by the Stockholder Representative’s gross negligence or willful misconduct, including the legal costs and expenses of defending such Stockholder Representative against any claim or liability in connection with the acceptance or performance of the Stockholder Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement.

(e) The Stockholder Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Agreement and the Escrow Agreement.

(f) By his, her or its approval of this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, each Stockholder agrees, in addition to the foregoing, that:

(i) The Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to (i) the settlement of any claims for indemnification by the Purchaser pursuant to Article IX or any term or provision of the Escrow Agreement, (ii) actions taken relating to the release and payment of monies from the Escrow Account under the Escrow Agreement, or (iii) any other actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement, and no Stockholder shall have any cause of action against the Purchaser for any action taken by the Purchaser in reliance upon the instructions or decisions of the Stockholder Representative;

(ii) all actions, decisions and instructions of the Stockholder Representative shall be conclusive and binding upon all of the Stockholders and no Stockholder shall have any cause of action against the Stockholder Representative for any action taken, decision made or instruction given by the Stockholder Representative under this Agreement or the Escrow Agreement except for fraud or willful misconduct by the Stockholder Representative in connection with the matters described in this Section 11.1;

(iii) the provisions of this Section 11.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedied that any Stockholder may have in connection with the transactions contemplated by this Agreement or the Escrow Agreement; and

(iv) the provisions of this Section 11.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Stockholder, and any reference in this Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of the Stockholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XII
GENERAL PROVISIONS

12.1   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a Business Day, or at 9:00 am local time on the next Business Day if delivered other than between 9:00 am and 5:00 pm local time on a Business Day) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

(a) if to the Purchaser:

WebMediaBrands Inc.
50 Washington Street
South Norwalk, CT 06854
Facsimile: (203) 831-0252
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
Facsimile: (919) 781-4865
Attention: David L. Wilke, Esq.

(b) if to the Stockholders:

Inside Network, Inc.
2328 Williams Street
Palo Alto, California 94306
Facsimile:
Attention: Justin L. Smith and Eric Eldon

with a copy (which shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Facsimile: (650) 739-3900
Attention: R. Todd Johnson, Esq.

(c) if to the Stockholder Representative:

Inside Network, Inc.
2328 Williams Street
Palo Alto, California 94306
Facsimile: (650) 618-2788
Attention: Justin L. Smith

with a copy (which shall not constitute notice) to:

Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Facsimile: (650) 739-3900
Attention: R. Todd Johnson, Esq.

12.2   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Stockholder Representative and the Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.3   Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Stockholders, the Stockholder Representative and the Purchaser with respect to the subject matter hereof and thereof.

12.4   Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Stockholder Representative and the Purchaser (which consent may be not be unreasonably withheld), as the case may be; provided, however, that, the Purchaser may assign this Agreement without the consent of the Stockholder Representative to (i) an Affiliate, provided that no such assignment shall relieve the Purchaser of its obligations hereunder, or (ii) the buyer or surviving entity in connection with a merger (or other change of control of the Purchaser) or the sale of all or substantially all of the Purchaser’s assets.

12.5   Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Stockholder Representative and the Purchaser or (b) by a waiver in accordance with Section 12.6.

12.6   Waiver. Either the Stockholder Representative or the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of their rights hereunder shall not constitute a waiver of any of such rights.

12.7   No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article IX), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

12.8   Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

12.9   Governing Law. This Agreement shall be solely governed by, and solely construed in accordance with, the laws of the State of New York (without reference to principles of conflicts of laws) and any action brought to enforce any provision of this Agreement shall be commenced and maintained only in a state or federal court located in the Borough of Manhattan, City of New York, State of New York. The Parties agree and consent to the exclusive jurisdiction of such courts and agree not to plead in any action related to this Agreement that such courts are an unfit or inconvenient forum for the resolution of any such action.

12.10   Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions. Each of the Parties hereby (a) certifies that no representative of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.10.

12.11   Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

12.12   Further Assurances. Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

12.13   Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Stockholders shall be responsible for all Transaction Expenses.

12.14   Attorney Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

12.15   Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefore. It is accordingly agreed that the Parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other Party and to seek to enforce specifically the terms and provisions of this Agreement against the other Party, this being in addition to any other remedy to which it is entitled at law or in equity.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER: WebMediaBrands Inc., a Delaware corporation By: /s/ Alan M. Meckler Name: Alan M. Meckler Tile: CEO

STOCKHOLDERS: /s/ Justin L. Smith Justin L. Smith /s/ Eric Eldon Eric Eldon

STOCKHOLDER REPRESENTATIVE: /s/ Justin L. Smith Justin L. Smith